Exhibit 2.1

STOCK PURCHASE AGREEMENT
by and among
DSW SHOE WAREHOUSE, INC.,
EBUYS, INC.,

ITS SHAREHOLDERS
and
THE SHAREHOLDER REPRESENTATIVE
Dated as of February 16, 2016

i

v

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 16, 2016, is entered into by and among DSW Shoe Warehouse, Inc., a Missouri corporation (“Buyer”), Ebuys, Inc., a California corporation (the “Company”), David Tam Duong, an individual (“Duong”), Willard Ba Huynh, an individual (“Huynh”), Huynh, as trustee of the All A Joy Trust dated October 9, 2015 (the “Huynh Trust” and together with Duong, the “Shareholders”), and Duong, as the Shareholder Representative (as defined hereinafter). All references to “Shareholder” shall include Huynh unless stated otherwise. Appendix A hereto contains definitions of certain initially capitalized terms used in this Agreement.
RECITALS
WHEREAS, the Shareholders collectively own in the aggregate all of the issued and outstanding shares of capital stock of the Company, consisting of 1,000,000 shares of Series A Common Stock (the “Shares”); and
WHEREAS, the Shareholders desire to sell, assign, transfer and deliver to Buyer, and Buyer desires to purchase from the Shareholders, the Shares, on the terms and subject to the conditions hereinafter provided.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
Article 1
PURCHASE AND SALE
Section 1.1.    Purchase. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Shareholders shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from the Shareholders, the Shares.
Section 1.2.    Purchase Price. The purchase price for the Shares shall be Sixty-Two Million Five Hundred Thousand Dollars ($62,500,000) (the “Base Purchase Price”) plus or minus the adjustments thereto in accordance with this Agreement (as so adjusted, the “Purchase Price”).
Section 1.3.    Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Sheppard, Mullin, Richter & Hampton, LLP located at 333 South Hope Street, 43rd Floor, Los Angeles, California 90071 no later than the second (2nd) Business Day after the last of the conditions set forth in Article 7 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) to be satisfied or waived is so satisfied or waived, or at such other place, time and date as Buyer and the Shareholder Representative may agree (the actual date of the Closing, the “Closing

Date”). The Closing shall be deemed to be effective at 11:59 p.m. Pacific Time on the Closing Date (the “Effective Time”), except as may otherwise be expressly provided herein.
Section 1.4.    Deliveries by the Shareholders. At the Closing, each Shareholder shall deliver to Buyer the following:
(a)    the stock certificate(s) evidencing the Shares owned by such Shareholder, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, in form and substance reasonably satisfactory to Buyer;
(b)    a FIRPTA Certificate, duly executed by such Shareholder; and
(c)    such other documents as Buyer may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated hereby.
Section 1.5.    Deliveries by the Shareholder Representative. At the Closing, the Shareholder Representative shall deliver or cause to be delivered to Buyer the following:
(a)    an escrow agreement, substantially in the form attached hereto as Exhibit A with such other reasonably acceptable changes that are requested by the Escrow Agent (the “Escrow Agreement”), duly executed by the Shareholder Representative;
(b)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company, in form and substance reasonably satisfactory to Buyer, certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) that all such resolutions are in full force and effect, and (iii) the names and signatures of the officers of the Company authorized to sign this Agreement and the Transaction Documents to which the Company is a Party;
(c)    the articles of incorporation and all amendments thereto of the Company, duly certified as of a recent date by the Secretary of State of the State of California;
(d)    a good standing certificate (or its equivalent) of the Company as of a recent date from the Secretary of State of the State of California;
(e)    a resignation letter from each officer or director of the Company as requested by Buyer, in form and substance reasonably satisfactory to Buyer;
(f)    if requested by Buyer an IRS Form 8023, IRS Form 8883, and any other forms and documents to be prepared by Buyer which are reasonably necessary to make the 338(h)(10) Election;
(g)    unless waived by Buyer, tax clearance certificates from, or evidence of filing of tax clearance certificate requests with, each state taxing authority relating to all Taxes for which the Company is subject to with respect to such state taxing authority; and

(h)    such other documents as Buyer may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated hereby.
Section 1.6.    Deliveries by Buyer. At the Closing, Buyer shall:
(a)    deliver to the Shareholder Representative a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer, in form and substance reasonably satisfactory to the Shareholder Representative, certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent thereof) of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) that all such resolutions are in full force and effect, and (iii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the Transaction Documents to which Buyer is a Party;
(b)    deliver to the Shareholder Representative the articles of incorporation (or equivalent document) and all amendments thereto of Buyer, duly certified as of a recent date by the secretary of state of the state of its organization;
(c)    deliver to the Shareholder Representative a good standing certificate (or its equivalent) of Buyer as of a recent date from the secretary of state of the state of its organization;
(d)    deliver to the Shareholder Representative the Escrow Agreement, duly executed by Buyer and Bank of America, N.A. the (“Escrow Agent”);
(e)    deposit $1,000,000 (the “Escrow Amount”) with the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent;
(f)    pay the Estimated Closing Company Transaction Expenses in such amounts and to such accounts as specified by the Shareholder Representative by written notice given to Buyer no less than two (2) Business Days prior to the Closing Date; provided, however, that in the case of Estimated Closing Company Transaction Expenses owed to employees of the Company, Buyer shall contribute such amounts to the Company upon the Closing and cause the Company to pay such amounts (less applicable withholding and any Taxes required to be paid by the Company with respect thereto) to the applicable employees within seventy-five (75) days following the Closing, and that for purposes of applying Section 6.11 such payments shall be treated as if they accrued for payment, and were paid, at the Closing immediately before the Effective Time;
(g)    pay the Estimated Closing Funded Indebtedness in such amounts and to such accounts as specified in payoff letters delivered by the holders thereof to Buyer no less than two (2) Business Days prior to the Closing Date;
(h)    pay the Shareholders (in accordance with their respective Pro Rata Shares and to such accounts as specified by the Shareholder Representative by written notice given to Buyer no less than two (2) Business Days prior to the Closing Date) an amount equal to the Base Purchase Price:
(i)    minus the Escrow Amount; and

(ii)    plus, the Net Estimated Adjustment Amount (which may be a negative number).
(i)    deliver to or as directed by the Shareholder Representative such other documents as the Shareholder Representative may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated hereby.
ARTICLE 2
PURCHASE PRICE ADJUSTMENTS AND PARTICIPATION PAYMENTS
Section 2.1.    Definitions. As used herein:
(a)    “Adjusted EBITDA” shall have the meaning set forth on Appendix B.
(b)    “Accounting Principles” means GAAP consistently applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Most Recent Financial Statements as if such accounts were being prepared and audited as of a fiscal year end.
(c)    “Calculation Periods” means each of the fiscal years ending the Saturday closest to January 31, 2018, 2019, and 2020, respectively. For the avoidance of doubt, the period of time from the Closing until the end of the fiscal year ending the Saturday closest to January 31, 2017, is not included in any Calculation Period.
(d)    “Cash on Hand” means as of any time the aggregate cash balance of the Company, including all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, short term investments and all other cash equivalents to the extent convertible into cash within 90 days or less, and third party checks deposited or held in the Company’s accounts that have not yet cleared, in each case as of such time; provided, however, that Cash on Hand shall be reduced by the amount of all outstanding checks on draft of the Company that are issued or outstanding at such time, but only to the extent not counted as a current liability in the calculation of Estimated Closing Working Capital or Closing Working Capital.
(e)    “Closing Cash on Hand” means the Cash on Hand as of the Effective Time.
(f)    “Closing Company Transaction Expenses” means Company Transaction Expenses that remain unpaid as of immediately prior to the Effective Time.
(g)    “Closing Funded Indebtedness” means, without duplication, the obligations of the Company outstanding and unpaid immediately prior to the Effective Time under any Funded Indebtedness.
(h)    “Closing Working Capital” means the Working Capital as of the Effective Time.

(i)    “Company Transaction Expenses” means (i) any sale bonuses, change in control bonuses or retention bonuses that become payable upon, and solely by reason of, the consummation of the transactions contemplated hereby and that were incurred by the Company prior to the Effective Time (and the employer portion of any employment, payroll, or similar Taxes attributable to such amounts payable), (ii) severance payments or any compensation that becomes payable in connection with the transactions contemplated by this Agreement and that were incurred by the Company prior to the Effective Time, and (iii) any investment banking, accounting, attorney, brokerage, commission, finder’s fees, financial advisory fees, or other professional fees incurred by the Company prior to the Effective Time with respect to the transactions contemplated hereby, and such Company Transaction Expenses shall be deemed to include the cost of the premiums together with all application, underwriting or similar fees or expenses in connection with the R&W Insurance Policy and all Taxes incurred as a result of the initial receipt by Buyer of the R&W Insurance Policy (which, for the avoidance of doubt, shall not be deemed to include any Taxes incurred by Buyer or anyone else as a result of any receipt or payment of any proceeds or amounts under the R&W Insurance Policy). Notwithstanding anything in this definition or the Agreement to the contrary, the portion of the Earn-Out Bonus (as defined in the Stuempfig Bonus Agreement), if any, required to be paid by the Company to Jason Stuempfig (“Stuempfig”) after Closing under the Stuempfig Bonus Agreement (defined below) as a result of the actual payment of any Participation Payments under this Agreement shall not be included as Company Transaction Expenses, shall not be taken into account in determining any Net Adjustment Amount, and shall be paid by the Company as provided in Section 2.5(a) hereof. The “Stuempfig Bonus Agreement” means that certain Bonus Agreement between Stuempfig and the Company dated as of February 1, 2016.
(j)     “Enterprise Value Percentage” means 13.49%.
(k)    “Funded Indebtedness” means, without duplication, the sum of all amounts owing by the Company to repay in full amounts due and terminate all obligations with respect to: (a) all indebtedness for borrowed money, or with respect to deposits or advances of any kind, and all obligations evidenced by bonds, debentures, notes, loan agreements, or other similar instruments, (b) all obligations under acceptance credit, letters of credit or similar facilities (including derivative financial instruments such as foreign currency contracts and interest rate swaps and performance or surety bonds), in each case to the extent drawn, (c) if required to be capitalized under GAAP and to the extent not reflected in Working Capital, the capitalized portion of all obligations under capital or direct financing leases and purchase money and/or vendor financing (in each case other than with respect to trade payables, accrued expenses, current accounts and similar obligations reflected in Working Capital), (d) all delinquent trade payables other than any such trade payables that (i) are reflected in Working Capital and (ii) are less than 90 days delinquent, (e) all obligations of the Company upon which interest charges are customarily paid (other than trade payables reflected in Working Capital or that are contemplated in Subsections (d)(i), (ii), or (iii) immediately above), (f) all obligations of the Company under conditional sale or other title retention agreements relating to property or assets purchased by the Company (g) all obligations of the Company issued or assumed as deferred purchase price of property or services (other than those reflected in Working Capital or that are trade payables contemplated in Subsections (d)(i), (ii), or (iii) above) (h) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company, whether or not the obligations secured thereby have been assumed, (i) any declared, but unpaid, dividends or distributions, and (j) all guarantee or keep well obligations, and all prepayment penalties, fees, premiums or expenses, interest, and break fees in respect of obligations of the kind referred to in clauses (a) through (i) above. For the avoidance of doubt, to the extent any of the foregoing are included in Working Capital (such as credit card debt) they shall not be deemed included in Funded Indebtedness.
(l)    “Participation Payment Multiple” means 8.0.
(m)    “Participation Payment Period” means the period beginning on the first day of the fiscal year ending the Saturday closest to January 31, 2018, and ending on the last day of the third and final Calculation Period.
(n)    “Target Working Capital” means Twenty Two Million Eight Hundred Ninety Thousand Dollars ($22,890,000).
(o)    “Working Capital” means an amount (which may be positive or negative) equal to the current assets (other than Cash on Hand) minus the current liabilities of the Company determined in accordance with GAAP, but subject to the adjustments set forth in Schedule 2.1-A. For the avoidance of doubt, an example calculation of Working Capital as of December 31, 2015 is set forth on Schedule 2.1-B.
Section 2.2.    Closing Estimates; Net Estimated Adjustment Amount.
(a)    At least five (5) Business Days prior to the Closing Date, the Shareholder Representative shall prepare and deliver to Buyer a written statement (the “Estimated Adjustment Statement”) that shall include a good-faith estimated balance sheet of the Company as of the Effective Time prepared in accordance with GAAP, along with reasonable supporting documentation for such estimated balance sheet, a statement of the Net Estimated Adjustment Amount with the calculation thereof, and a good-faith estimate of the following:
(i)    the Closing Company Transaction Expenses (the “Estimated Closing Company Transaction Expenses”);
(ii)    the Closing Funded Indebtedness (the “Estimated Closing Funded Indebtedness”);
(iii)    the Closing Cash on Hand (the “Estimated Closing Cash on Hand”); and
(iv)    the Closing Working Capital (the “Estimated Closing Working Capital”).
After its receipt of the Estimated Adjustment Statement Buyer shall have the opportunity to review the materials and information used by the Shareholder Representative in preparing the Estimated Adjustment Statement, and the Company shall make available such personnel who assisted in preparing the Estimated Adjustment Statement and supporting materials as are reasonably necessary to assist Buyer in its review of the Estimated Adjustment Statement.  The Shareholder Representative

shall discuss and consider in good faith any comments proposed in good faith by Buyer to the Estimated Adjustment Statement (provided that all such comments are provided to the Shareholder Representative no later than two (2) Business Days prior to Closing), it being understood that the Shareholder Representative shall not be obligated to accept or incorporate any comments proposed by Buyer to the Estimated Adjustment Statement.  The Estimated Adjustment Statement delivered pursuant to this Section 2.2, as updated to reflect any Buyer comments as the Shareholder Representative shall determine in good faith are applicable, shall be conclusive for determining the Net Estimated Adjustment Amount and payments to be made at the Closing, but in no event shall the determination of the amounts set forth in the Estimated Adjustment Statement delivered hereunder prejudice any party’s rights under Section 2.3.

(b)    The “Net Estimated Adjustment Amount” shall be equal to zero (0):
(i)    minus the Estimated Closing Company Transaction Expenses;
(ii)    minus the Estimated Closing Funded Indebtedness;
(iii)    plus the Estimated Closing Cash on Hand;
(iv)    minus the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital; and
(v)    plus the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital.
Section 2.3.    Post-Closing Determination.
(a)    Within sixty (60) days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to the Shareholder Representative a written statement (the “Closing Statement”) that shall include a balance sheet of the Company as of the Effective Time prepared in accordance with GAAP, a statement of the Net Adjustment Amount and a calculation of the following:
(i)    the Closing Company Transaction Expenses;
(ii)    the Closing Funded Indebtedness;
(iii)    the Closing Cash on Hand; and
(iv)    the Closing Working Capital.
(b)    If the Net Adjustment Amount as finally determined in accordance with this Section 2 is positive, Buyer shall pay the Net Adjustment Amount to the Shareholders (in accordance with their respective Pro Rata Shares).
(c)    If the Net Adjustment Amount as finally determined in accordance with this Section 2 is negative, Shareholder Representative and Buyer shall deliver a joint written instruction to the Escrow Agent to release from the Escrow Amount such amount to Buyer in cash by wire transfer of immediately available funds to the bank account designated by Buyer; provided, that if the Escrow

Amount is insufficient to cover such shortfall Buyer may cause the Shareholders (in accordance with their respective Pro Rata Shares) to pay the amount of such deficiency to Buyer.
(d)    Payment of the Net Adjustment Amount shall be made within three (3) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of Section 2.6 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date. In the event that any portion of Escrow Amount remains in Escrow following payment of the Net Adjustment Amount pursuant to this Section 2.3, Shareholder Representative and Buyer shall within 10 days following payment of the Net Adjustment Amount deliver a joint written instruction to the Escrow Agent to release all of the funds remaining in the Escrow to the Shareholders in accordance with their Pro Rata Shares.
Section 2.4.    Payment.
(a)    The “Net Adjustment Amount” shall equal zero (0):
(i)    minus the amount, if any, by which the Closing Company Transaction Expenses exceed the Estimated Closing Company Transaction Expenses;
(ii)    plus the amount, if any, by which the Estimated Closing Company Transaction Expenses exceed the Closing Company Transaction Expenses;
(iii)    minus the amount, if any, by which the Closing Funded Indebtedness exceeds the Estimated Closing Funded Indebtedness;
(iv)    plus the amount, if any, by which the Estimated Closing Funded Indebtedness exceeds the Closing Funded Indebtedness;
(v)    minus the amount, if any, by which the Estimated Closing Cash on Hand exceeds the Closing Cash on Hand;
(vi)    plus the amount, if any, by which the Closing Cash on Hand exceeds the Estimated Closing Cash on Hand;
(vii)    minus the amount, if any, by which the Estimated Closing Working Capital exceeds the Closing Working Capital; and
(viii)    plus the amount, if any, by which the Closing Working Capital exceeds the Estimated Closing Working Capital.
Section 2.5.    Participation Payments.
(a)    Participation Payments. As additional consideration for the Shares, at such times as provided in Section 2.5(d), Buyer (or, at the direction of Buyer, the Company or a designee of Buyer so long as Buyer remains an obligor thereof, but in no event shall any such payment by the Company decrease Adjusted EBITDA (or, for the avoidance of doubt, decrease net income used to determined Adjusted EBITDA)) shall pay to the Shareholders (in accordance with their respective

Pro Rata Shares) with respect to each Calculation Period within the Participation Payment Period an amount, if any (each, a “Participation Payment”), equal to the product of (i) an amount equal to the Adjusted EBITDA for such Calculation Period; multiplied by (ii) the Participation Payment Multiple; multiplied by (iii) the Enterprise Value Percentage. If the Adjusted EBITDA for a particular Calculation Period is not positive, no Participation Payment shall be due for such Calculation Period. A sample calculation of Participation Payments is set forth on Appendix C. If Stuempfig is entitled under the Stuempfig Bonus Agreement to any payment of any portion of the Earn-Out Bonus (as defined in the Stuempfig Bonus Agreement) after Closing as a result of the actual payment of any Participation Payment, then such amount of such portion of the Earn-Out Bonus shall reduce the portion of such Participation Payment that is paid to the Shareholders under this Section 2.5 and shall instead be paid to Stuempfig by the Company as provided in the Stuempfig Bonus Agreement.
(b)    Procedures Applicable to Determination of the Participation Payments. For each Calculation Period, on or before the date which is the earlier of (x) the first March 31 after such Calculation Period, and (y) fifteen (15) days after the completion of the audit of Buyer’s financial statements for such Calculation Period, Buyer shall prepare and deliver to Shareholder Representative a written statement (in each case, a “Participation Payment Calculation Statement”) setting forth in reasonable detail its determination of Adjusted EBITDA for such Calculation Period and its calculation of the resulting Participation Payment (in each case, a “Participation Payment Calculation”).
(c)    Independence of Participation Payments. Buyer's obligation to pay each of the Participation Payments to the Shareholders in accordance with Section 2.5(a) is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Participation Payment, and the obligation to pay a Participation Payment to the Shareholders shall not obligate Buyer to pay any preceding or subsequent Participation Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Participation Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the Participation Payment for the second Calculation Period are satisfied, then Buyer would be obligated to pay such Participation Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, and not the Participation Payment for the first Calculation Period.
(d)    Timing of Payment of Participation Payments. Subject to Section 2.5(f), any Participation Payment that Buyer is required to pay pursuant to Section 2.5(a) hereof shall be paid in full no later than three Business Days following the date upon which the determination of Adjusted EBITDA for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.6 (including any final resolution of any dispute raised by Shareholder Representative in a Notice of Disagreement). Buyer shall pay to the Shareholders their Pro Rata Share of the applicable Participation Payment in cash by wire transfer of immediately available funds to the bank accounts designated by Shareholder Representative.
(e)    Post-closing Operation of the Company. Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company; provided, however, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Participation Payments hereunder. Notwithstanding the foregoing, from the Closing until the end of the

Participation Payment Period, unless otherwise determined by unanimous written approval of the members of the Company Board, Buyer agrees as follows:
(i)    Company shall remain as a separate corporate entity and the entity and all of its material operating assets shall remain controlled by Buyer;
(ii)    Company shall maintain complete and accurate books and records adequate in all material respects to permit an audit as a stand-alone entity;
(iii)    Company or any Company subsidiary shall not discontinue, wind up, reduce the scope of, sell, liquidate or otherwise dispose of all or any material part of its assets, other than in the ordinary course of business;
(iv)    Company and its employees shall not be relocated from its current locations except for relocation to the extent that the Company consolidates its distribution capabilities as intended by the Company as of the Closing;
(v)    The business, assets or operations of no other person or entity (including any division of Buyer) shall be combined with Company or any Company subsidiary’s business, whether by merger, acquisition or otherwise;
(vi)    Company and any Company subsidiary will be operated consistent with Company’s past practices (except as related to continued growth which may change how the Company operates) and unless Duong is no longer employed by the Company, Duong will be Chief Executive Officer of the Company with such authority as customarily afforded such position;
(vii)    Without limiting Subsection (vi) immediately above, while employed by the Company, any CFO or finance/accounting-related employees of the Company or any Company subsidiary shall be only those reasonably acceptable to Duong;
(viii)    Company or any Company subsidiary shall not effect any transaction with Buyer or its Affiliates on a basis less favorable in any material respect to Company than would be the case if such transaction had been at arms’-length with an unrelated third party;
(ix)     Buyer and its Affiliates shall not sell Restricted Footwear Products on any third-party online marketplace or e-commerce website used by the Company to sell footwear products during the 12 months ended December 31, 2015; provided, however, that the foregoing restriction shall not apply to the sale of any footwear products (including Restricted Footwear Products) on behalf of the Company or by any subsidiary of Buyer acquired after the Effective Date and in the business of selling footwear products. “Restricted Footwear Products” means any footwear products sourced from the Company’s five largest vendors measured by dollar volume during the twelve months ended December 31, 2015;
(x)    Company shall not modify the employment agreement of Duong;
(xi)    Neither Buyer nor any of its Affiliates will take any action the primary purpose of which is to decrease the maximum amount of the Participation Payments;

(xii)    The financial statements used for the determination of Adjusted EBITDA shall be prepared in accordance with GAAP;
(xiii)    None of the Company, Shareholders, Buyer nor any of its affiliates will cause Company to take any action outside of the ordinary course of business that would have the effect of shifting revenues or expenses into or out of any period from periods in which such revenues or expenses would otherwise be recognized consistent with GAAP;
(xiv)    The Company shall have a board of directors comprised of three directors (the “Company Board”), one of which shall be appointed by the Shareholders, provided, however, that the Shareholders shall not appoint Duong to the Company Board if his employment with the Company has been terminated due to his death, disability or for cause (as defined in his employment agreement).
Notwithstanding the foregoing, Buyer has no obligation to operate the Company in order to achieve any Participation Payment or to maximize the amount of any Participation Payment. The Shareholders acknowledge that (i) there is no assurance that the Shareholders will receive any Participation Payment and Buyer has not promised or projected any Participation Payment, and (ii) the parties solely intend the express provisions of this Agreement to govern their contractual relationship with respect thereto.
(f)    Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.5 the amount of (i) any Net Adjustment Amount owed to it as finally determined pursuant to Section 2 and (ii) any Losses to which any Buyer Indemnified Person is entitled as finally determined under Article 8 of this Agreement; provided, however, if there is a dispute with respect to the Net Adjustment Amount or any Losses to which any Buyer Indemnified Person may be entitled under Article 8 of this Agreement, Buyer shall promptly place the amount in dispute into a neutral third party escrow (under an escrow agreement agreed to in good faith by Buyer, the Shareholder Representative, and such third party escrow) for the benefit of the Shareholders until resolution of such dispute.
(g)    No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Participation Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) the Shareholders shall not have any rights as a securityholder of Buyer or the Company as a result of the Shareholder’s contingent right to receive any Participation Payment hereunder, and (iii) no interest is payable with respect to any Participation Payment.
Section 2.6.    Net Adjustment Amount and Participation Payment Determinations.
(a)    During the sixty (60) day period following Buyer's delivery of the Closing Statement or the Participation Payment Calculation Statement to the Shareholder Representative (the “Review Period”), Buyer shall provide the Shareholder Representative and its Representatives reasonable access to the relevant books and records and employees of the Company for the purpose of facilitating the Shareholder Representative's review of the Closing Statement or the Participation Payment Calculation Statement as applicable. The Closing Statement and the Participation Payment Calculation Statement as applicable shall become final and binding at the end of the last day of the

Review Period, unless prior to the end of the Review Period, the Shareholder Representative delivers to Buyer a written notice of disagreement (a “Notice of Disagreement”) specifying the nature and amount of any and all items in dispute as to the amounts set forth in the Closing Statement or the Participation Payment Calculation Statement as applicable. The Shareholder Representative shall be deemed to have agreed with all items and amounts in the Closing Statement or the Participation Payment Calculation Statement as applicable not specifically referenced in a Notice of Disagreement provided prior to the end of the Review Period.
(b)    During the thirty (30) day period following delivery of a Notice of Disagreement by the Shareholder Representative to Buyer (the “Resolution Period”), such parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the amounts as specified therein. Any disputed items resolved in writing between the Shareholder Representative and Buyer within the Resolution Period shall be final and binding on the parties for all purposes hereunder. If the Shareholder Representative and Buyer have not resolved all such differences by the end of the Resolution Period, the Shareholder Representative and Buyer shall submit, in writing, such differences to the Accounting Expert. The “Accounting Expert” shall be Ernst & Young, or, in the event that it is not available or is not a Neutral Accounting Firm, a Neutral Accounting Firm selected by mutual agreement of Buyer and the Shareholder Representative; provided, however, that: (i) if, within fifteen (15) days after the end of the Resolution Period, such parties are unable to agree on a Neutral Accounting Firm to act as the Accounting Expert, then each party shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Expert, and (ii) if any party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other party, then the Neutral Accounting Firm selected by the other party shall act as the Accounting Expert. A “Neutral Accounting Firm” means Ernst & Young, Deloitte, KPMG, or PricewaterhouseCoopers; provided, however that no individual accountant assigned to work on any dispute shall have ever worked on any matter for any party hereto or any Affiliate, and provided further that a Neutral Accounting Firm shall not include any accounting firm that, at the time it is acting as, or engaged to act as, the Accounting Expert hereunder, is performing, or has been engaged to perform, an audit of the financial statements of any party hereto, or any Affiliate, or has done so within the past two (2) years.
(c)    The parties shall arrange for the Accounting Expert to agree in its engagement letter to act in accordance with this Section. Each party shall present a brief to the Accounting Expert (which brief shall also be concurrently provided to the other party) within twenty (20) days of the appointment of the Accounting Expert detailing such party's views as to the correct nature and amount of each item remaining in dispute from the Notice of Disagreement (and for the avoidance of doubt, no party may introduce a dispute to the Accounting Expert that was not originally set forth on the Notice of Disagreement). Within ten (10) days of receipt of the brief, the receiving party may present a responsive brief to the Accounting Expert (which responsive brief shall also be concurrently provided to the other party). Each party may make an oral presentation to the Accounting Expert (in which case, such presenting party shall notify the other party of such presentation, and the other party shall have the right to be present (and speak) at such presentation), within thirty (30) days of the appointment of the Accounting Expert. The Accounting Expert shall have the opportunity to present written questions to either party, a copy of which shall be provided to the other party. The Accounting Expert shall consider only those items and amounts in the Shareholder Representative's and Buyer's respective calculations that are identified as being items and amounts to which the Shareholder Representative and Buyer have been unable to agree. In resolving any disputed item, the Accounting Expert shall select either the position of Buyer or Shareholder Representative as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed. The Accounting Expert shall make a written determination, which determination shall be made solely in accordance with this Article 2 (and, for the avoidance of doubt, subject to Section 2.6(d) hereof), within sixty (60) days of its appointment as to each such disputed item, which determination shall, subject to Section 2.6(d) hereof, be final and binding on the parties for all purposes hereunder absent manifest error. The fees and expenses of the Accounting Expert and of any enforcement of the determination thereof, shall be borne by the Shareholders (in accordance with their respective Pro Rata Shares), on the one hand, and Buyer, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accounting Expert, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Expert at the time the determination of such firm is rendered on the merits of the matters submitted.
(d)    Notwithstanding anything in this Agreement (including this Section 2.6) to the contrary, the Accounting Expert shall have no authority to resolve any dispute regarding, or make any determination as to whether, Buyer has breached any covenants in Section 2.5(e) (the “Participation Payment Covenants”), and it shall make its determination under this Section 2.6 without regard to any such dispute. Any dispute between any Shareholder and/or Shareholder Representative on the one hand, and Buyer on the other, as to whether Buyer has breached any Participation Payment Covenants shall be resolved in arbitration solely as provided in Section 10.8 hereof, and in no event, notwithstanding anything herein to the contrary, shall the Losses that the Shareholders may recover as a result of any breach of any Participation Payment Covenants be limited or restricted in any way by the Accounting Expert’s determination or resolution under this Section 2.6.
Section 2.7.    Adjustments and Withholding.
(a)    Any adjustments made pursuant to this Article 2 shall be deemed adjustments to the Purchase Price.
(b)    The Shareholders shall not have any liability with respect to any amounts included in the calculation of the Closing Company Transaction Expenses, Closing Funded Indebtedness, or the Closing Working Capital, except as determined and paid in accordance with this Article 2.
(c)    Buyer and the Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment or the deemed purchase of assets under any provision of federal, state, local or foreign Tax law. If Buyer or the Company, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholders.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
Except as set forth in the correspondingly numbered section of the Disclosure Schedule, each of Huynh and the Huynh Trust (jointly and severally as between Huynh and the Huynh Trust) and Duong (severally and not jointly as between Duong on one hand and Huynh and the Huynh Trust on the other) hereby represents and warrants to Buyer as follows:
Section 3.1.    Authorization. Such Shareholder has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which such Shareholder is a party, and to perform such Shareholder’s obligations hereunder and thereunder.
Section 3.2.    Binding Effect. This Agreement and each of the Transaction Documents to which such Shareholder is a party, when executed and delivered by the parties thereto (assuming due execution and delivery by the other parties hereto), will constitute a valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
Section 3.3.    Non-Contravention. Except as set forth on Section 3.3 of the Disclosure Schedule, the execution, delivery and performance by such Shareholder of this Agreement and of the Transaction Documents to which such Shareholder is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not materially conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of such Shareholder under any Contract to which such Shareholder is a party.
Section 3.4.    Shares. Each of Duong and the Huynh Trust has good and valid title to the Shares set forth opposite such Person’s name on Section 3.4 of the Disclosure Schedule, free and clear of all Liens, other than restrictions on transfer imposed by applicable securities laws.
Section 3.5.    Action and Claims. There are no civil, criminal or administrative actions, proceedings, suits, demands or claims filed by or before any Governmental Authority or arbitrator or mediator (“Actions”) pending or, to such Shareholder’s knowledge, threatened that, individually or in the aggregate, would have a material adverse effect on such Shareholder’s ability to execute, deliver or perform this Agreement or any Transaction Document to which such Shareholder is a party, or to timely consummate the transactions contemplated hereby or thereby. Such Shareholder is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority of competent jurisdiction or arbitrator that, individually or in the aggregate, would have a material adverse effect on such Shareholder’s ability to execute, deliver or perform this Agreement or any Transaction Document, or to timely consummate the transactions contemplated hereby or thereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the correspondingly numbered Section of the Disclosure Schedule, the Company hereby represents and warrants to Buyer as follows:
Section 4.1.    Organization and Qualification. The Company is duly organized and is validly existing, under the Laws of California, has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification or license, all of which jurisdictions are set forth on Section 4.1 of the Disclosure Schedule, except for such failure to be so qualified, licensed or in good standing, or to have such power or authority, that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company has made available to Buyer complete and correct copies of all Organizational Documents of the Company, each as amended to the date hereof, and such Organizational Documents are in full force and effect.
Section 4.2.    Corporate Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which it is a party has been duly and validly authorized by the Company.
Section 4.3.    Binding Effect. This Agreement and each of the Transaction Documents to which the Company is a party, when executed and delivered by the parties thereto (assuming due execution and delivery by the other parties hereto), will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
Section 4.4.    Regulatory Approvals and Third Party Consents.
(a)    Except as set forth in Section 4.4(a) of the Disclosure Schedule or as required under the HSR Act (the “Company Regulatory Approvals”), no Governmental Authorization or filing is required to be obtained by the Company from, or to be given by the Company to, or made by the Company with, any Governmental Authority or securities exchange, as a result of the execution or delivery by the Company of, or performance by the Company of its obligations under this Agreement or the Transaction Documents to which the Company is party.
(b)    Except as set forth in Section 4.4(b) of the Disclosure Schedule (the “Company Third Party Consents”), no consent, approval, waiver or authorization is required to be obtained by the Company from, or to be given by the Company to, or made by the Company with, any Person other than a Governmental Authority or securities exchange, as a result of the execution, delivery or performance by the Company of this Agreement and the Transaction Documents to which it is a party.

Section 4.5.    Non-Contravention. Except as set forth on Section 4.5 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement, and the execution, delivery and performance by the Company of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate any provision of the Organizational Documents of the Company, (b) assuming the receipt of all Company Regulatory Approvals and Company Third Party Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of the Company under, or result in a loss of any benefit to which the Company is entitled under, any Material Contract, or (c) assuming the receipt of all Company Regulatory Approvals and Company Third Party Consents, violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which the Company is subject.
Section 4.6.    Capitalization.
(a)    The authorized equity securities of the Company is as set forth in Section 4.6 of the Disclosure Schedule. The Shares constitute the only equity interests of the Company, and such equity interests have been duly authorized and are validly issued and fully paid, and are nonassessable.
(b)    There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Company is or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, any shares of equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of equity interests, of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
Section 4.7.    Financial Statements.
(a)    The Company has made available to Buyer a correct and complete copy of: (i) the audited balance sheet of the Company as of December 31, 2014 and the related statements of operations and cash flows, in each case, including notes thereto, for the year ended December 31, 2014 (the “2014 Financial Statements”), (ii) the unaudited balance sheet of the Company as of December 31, 2013 and the related statements of operations and cash flows for the year ended December 31, 2013 (the “2013 Financial Statements” and together with the 2014 Financial Statements, the “Year-End Financial Statements”), and (iii) the unaudited balance sheet of the Company as of December 31, 2015 (the “Most Recent Balance Sheet Date”) and the related statements of operations and cash flows for the year ended December 31, 2015 (collectively, the “Most Recent Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”).
(b)    Except as set forth in Section 4.7 of the Disclosure Schedule, each of the balance sheets contained in the Financial Statements fairly presents in all material respects the financial position of the Company as of the date thereof, and each of the statements of operations and cash flows contained in the Financial Statements (including any related notes and schedules thereto) fairly presents in all material respects the results of operations and cash flows of the Company, for the periods specified in such statement, in each case in accordance with GAAP, subject in the case of the

Most Recent Financial Statements to changes resulting from normal year-end adjustments (the effect of which will not be materially adverse individually or in the aggregate) and to the absence of footnote disclosures (that, if presented, would not differ materially from those presented in the 2014 Financial Statements).
Section 4.8.    No Undisclosed Liabilities. Except for liabilities: (a) to the extent reflected or reserved for in any of the Financial Statements, (b) set forth in this Agreement or arising out of the matters set forth on the Disclosure Schedule, (c) incurred in the ordinary course of business since the Most Recent Balance Sheet Date, (d) arising under any Contract entered into in the ordinary course of business (other than liabilities resulting from a breach of any Contract), or (e) that would not be material, individually or in the aggregate, there are no liabilities of the Company that would be required to be reflected on a balance sheet of the Company that is prepared in accordance with GAAP. The representations and warranties set forth in this Section 4.8 are the Company’s sole representations and warranties regarding the absence of liabilities required to be reflected on a balance sheet of the Company.
Section 4.9.    Absence of Certain Changes or Events. Except as otherwise set forth on Section 4.9 of the Disclosure Schedule, since the Most Recent Balance Sheet Date until the date of this Agreement there has not been:
(a)    a Material Adverse Effect;
(b)    any making, declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any equity securities of the Company, or any purchase, redemption or other acquisition by the Company of its equity securities (other than any such dividend or distributions or other similar transactions with respect to Tax distributions);
(c)    any change by the Company in its accounting methods, principles or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), except as required by either Law or GAAP;
(d)    sale or other disposition of any of the assets shown or reflected on the Financial Statements, except in the ordinary course of business;
(e)    any material revaluation by the Company of its assets, excluding writing-off or discounting of notes, accounts receivable or other assets in the ordinary course of business consistent with past practice; or
(f)    any change by the Company in its Tax elections, any change in any Company accounting method, the Company entering into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of material Taxes, or the Company consenting to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes. Except as otherwise contemplated hereby, since the Most Recent Balance Sheet Date until the date of this Agreement, the Company has conducted its businesses in all material respects in the ordinary course of business consistent with past practice.

Section 4.10.    Properties. The Company has legal title to all of the properties and assets it purports to own, whether real, personal, tangible or intangible, free and clear of all Liens (except Permitted Liens). Except as set forth on Section 4.10 of the Disclosure Schedule, to the Knowledge of the Company, all material items of machinery, equipment, and other tangible assets of the Company are in operational condition, normal wear and tear excepted, have been regularly and properly serviced and maintained in a manner that, to the Knowledge of the Company, would not void or limit the coverage of any warranty thereon, other than items currently under, or scheduled for, repair or construction, are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used, are sufficient at the Closing for the conduct of the Company’s business in substantially the same manner as conducted at the Closing, and constitute all of the tangible assets necessary at Closing to conduct the business of the Company as currently conducted. The representations and warranties contained in this Section 4.10 shall not be deemed to cover any assets of the Company subject to a representation and warranty contained in any other Section of this Article 4.
Section 4.11.    No Subsidiaries; Bank Accounts. The Company does not own an interest in any Person. Section 4.11 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.
Section 4.12.    Intellectual Property.
(a)    Section 4.12(a) of the Disclosure Schedule contains a complete and correct list of all active registrations of, and all pending applications to register any, Intellectual Property Rights owned by the Company (collectively “Registered Intellectual Property Rights”). To the Company’s Knowledge, the Registered Intellectual Property Rights and all material Intellectual Property Rights owned, licensed, or otherwise used by the Company (the “Company Intellectual Property Rights”) are fully owned by the Company and, with respect to the Registered Intellectual Property Rights, duly registered in the name of the Company and not subject to any pending cancellation, interference, reissue, or reexamination proceeding. “Intellectual Property Rights” means: (i) trademarks; (ii) copyrights; (iii) patents, including any extensions, reexaminations and reissues, divisionals, continuations and continuations-in-part; (iv) proprietary information including information protected by the Uniform Trade Secrets Act or similar legislation; (v) domain name registrations; and (vi) all registrations and applications for any of the foregoing.
(b)    Except as set forth on Section 4.12(b) of the Disclosure Schedule, the Company Intellectual Property Rights are exclusively owned by the Company, free and clear of all Liens (other than Permitted Liens and non-exclusive licenses granted by the Company to any Person, including implied licenses granted by the Company in connection with the commercial sale of products or services).
(c)    Except as set forth on Section 4.12(c) of the Disclosure Schedule, the Company has not received any written communication alleging that the Company has infringed or misappropriated any material Intellectual Property Rights of any Person. To the Company’s Knowledge, the products and services of the Company, as currently provided by the Company, do not infringe or misappropriate any Intellectual Property Right owned by any Person. To the Company’s Knowledge, no Person is infringing upon or violating any of the material Company Intellectual Property Rights. The Company has not sent any notice to or asserted or threatened in writing any action or claim against any Person involving or relating to any infringement or misappropriation of Company Intellectual Property Rights, other than any such actions, claims or matters that have been resolved.
Section 4.13.    Employee Benefits.
(a)    Identification of Benefit Plans. Section 4.13(a) of the Disclosure Schedule sets forth a complete and accurate list of (i) any plan, program, contract, arrangement, practice or policy, whether or not written, which provides pension, retirement, profit sharing, deferred compensation, bonus, incentive compensation, stock option, stock appreciation, health, medical, dental, vision, life insurance, death benefits, workers’ compensation, disability, severance, supplemental unemployment benefits, vacation benefits or any similar benefits (including but not limited to cafeteria plans and other specified fringe benefit plans as defined under Section 6039D of the Code) regardless of whether such plan is governed by ERISA, that is or was at any time during the last six years sponsored, maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company, that provides a benefit to any current or former employee, owner, shareholder or independent contractor (or to any beneficiary or dependent thereof) of the Company or any of its ERISA Affiliates, or under which the Company or any of its ERISA Affiliates have any existing or contingent liability (the “Benefit Plans”), and (ii) each employment or severance agreement addressed to or covering any Employee or any other Employee who has a written employment agreement, and pursuant to which the Company has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services in each case in effect on the date hereof, other than any such agreements for which none of the Company would reasonably be expected to have any contingent liability or obligation to provide compensation and/or benefits following the Closing. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any person, trade or business, or other entity, any other person, trade or business, or entity that is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or (b)(1) of ERISA.
(b)    Disclosure of Benefit Plan Materials. True and complete copies of the following materials have been previously furnished to Buyer with respect to each Benefit Plan to the extent applicable: (i) all current and prior plan documents, (ii) all current and prior plan amendments, (iii) all current trust agreements, (iv) all current trust amendments, (v) all current summary plan descriptions and any summary of material modifications (including any formal or informal summaries and written interpretations of such Benefit Plan), (vi) annual reports filed on Form 5500 for the previous six plan years, (vii) all current insurance policies, (viii) all current administrative contracts, including without limitation service provider agreements, investment management and investment advisory agreements, (ix) all current and prior favorable determination letters from the IRS, (x) all current sample administrative forms, (xi) nondiscrimination tests for the previous six years, (xii) all current investment contracts, and (xiii) actuarial or other financial reports for the previous six years.

(c)    Compliance. Each Benefit Plan has been administered and maintained, from the time of such Benefit Plan’s inception up to and including the Closing Date, in substantial compliance with (i) the terms of such Benefit Plan, (ii) any statutes, orders, rules or regulations, including but not limited to ERISA and the Code and any and all collective bargaining agreements and other agreements, and (iii) any fiduciary standards prescribed under ERISA.
(d)    Tax-Qualified Status. Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code is currently so qualified and has been so qualified and has received a favorable determination letter from the IRS with respect to the qualification and tax-exempt status of the Benefit Plan or is established on a preapproved plan document for which the Company can rely upon the IRS preapproval with respect to the Company’s plan, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Nothing has occurred (or failed to occur) in any material respect to cause the loss of the Benefit Plan’s qualification and tax-exempt status during the period from the time of such Benefit Plan's inception up to and including the Closing Date. Each Benefit Plan which is a “cafeteria” or other similar plan that is intended to satisfy the requirements of Section 125 of the Code does satisfy such requirements from the time of such Benefit Plan's inception up to and including the Closing Date.
(e)    Funding and Contribution Issues. No Benefit Plan constitutes (i) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a “defined benefit plan,” as defined in Section 3(35), (iii) any other plan subject to Title IV of ERISA, or (iv) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. No condition exists and no event has occurred that could constitute grounds for termination of any Benefit Plan, and neither the Company nor any ERISA Affiliate of the Company has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Benefit Plan, whether or not waived. Full payment has been made of all amounts which the Company or any ERISA Affiliate of the Company is required to have paid as contributions to or benefits under any Benefit Plan as of the end of the most recent plan year thereof and there are no unfunded obligations under any Benefit Plan that have not been disclosed to Buyer in writing prior to the Closing. All contributions and contribution obligations have been reflected on the most recent financial statements of the Company.
(f)    Reporting and Disclosure. The Company has complied with all reporting and disclosure obligations to all governmental entities and all participants and beneficiaries with respect to each Benefit Plan required by the terms of such Benefit Plan and any statutes, orders, rules or regulations, including but not limited to ERISA, the Code and the Sarbanes-Oxley Act of 2002.
(g)    Other Liabilities and Reportable Events. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Benefit Plan has or will make the Company or any party to this agreement subject to any liability under Title I of ERISA or liable for any tax or penalty, including without limitation any excise tax imposed under Chapter 43 of Schedule D of the Code pursuant to Section 4975 of the Code. There is no pending or threatened litigation, arbitration, disputed claim, adjudication, audit, investigation, examination or other proceeding with respect to any Benefit Plan or any fiduciary or administrator thereof in their capacities as such, and the Company has no knowledge of any facts which would give rise to or could give rise to any such litigation, arbitration, disputed claim, adjudication, audit, investigation, examination or other proceeding. No “reportable event,” within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Benefit Plan.
(h)    Nondeductible Benefits. No benefit under any Benefit Plan has in the past or could give rise in the future to the payment of any amount that would not be deductible pursuant to the current provisions of the Code, including without limitation excess parachute payments under Section 280G of the Code.
(i)    No Retiree Medical Benefits. Except as required by Section 4908B of the Code and Title I, Part 6 of ERISA or applicable state law, there is no liability in respect of or any obligation to provide post-retirement health and medical benefits for retired or former employees of the Company or any of its ERISA Affiliates, and the Company has reserved its right to amend or terminate any Benefit Plan providing health or medical benefits under the terms of any such plan and descriptions thereof given to employees.
(j)    COBRA Compliance. With respect to Benefit Plans which are “group health plans” under Section 4980B of the Code or Section 607(1) of ERISA, there has been timely compliance in all material respects with all requirements imposed under Section 4980B of the Code and Part 6 of Title I of ERISA, so that neither the Company nor any of its ERISA Affiliates of the Company have any and will not incur any loss, assessment, tax penalty, or other sanction with respect to any such Benefit Plan.
(k)    HIPAA Compliance. With respect to Benefit Plans which are “group health plans” under Section 9832 of the Code or Section 733 of ERISA, such Benefit Plans have been maintained in compliance in all material respects with all requirements imposed under Subtitle K of the Code and Part 7 of Title I of ERISA, so that neither the Company nor any of its ERISA Affiliates has any and will not incur any loss, assessment, tax penalty, or other sanction with respect to any such Benefit Plan. If the Company or any of its Benefit Plans are treated as a “covered entity” under the Privacy and Security Standards at 45 CFR Parts 160 through 164, such covered entities have complied in all material respects with such standards beginning with the effective date of such standards to such covered entities.
(l)    No Increased Benefits or Vesting. There has been no amendment, written interpretation, announcement (whether or not written) or any other change by the Company or any of its ERISA Affiliates, which would (i) increase the expense of maintaining any Benefit Plan above the level of the expense of such Benefit Plan when compared to the fiscal year or plan year ended immediately prior to the Closing, or (ii) express any intention or make any commitment to create any additional plan that would constitute an Benefit Plan that is not yet effective. The execution and consummation of the transactions contemplated by this Agreement will not constitute any type of a triggering event under any Benefit Plan, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in (i) any payment of severance pay of any type, (ii) any acceleration or other impact on vested benefits, or (iii) any increase in benefits, to any current or former participant, employee or director of the Company. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) (or any corresponding provision of state, local or foreign tax law).
(m)    No Employment or Severance Arrangements. The Company is not a party or subject to any union contract or any employment contract or arrangement providing for annual future compensation to any employee, owner, shareholder or independent contractor of the Company or any of its ERISA Affiliates, including (without limitation) any severance or other similar contract, arrangement or policy, whether written or oral, providing for compensation or benefits upon termination.
(n)    Nonqualified Plan Issues. Neither the Company nor any ERISA Affiliate has, since October 3, 2004, (i) granted to any Person an interest in a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)), which interest has been or, upon lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the tax imposed by Code Section 409A(a)(1)(B) or (b)(4)(A), or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that would cause an interest previously granted under such plan to become subject to the taxes imposed by Code Section 409A. No Person had a legally binding right to an amount under a nonqualified deferred compensation plan of the Company or any ERISA Affiliate prior to January 1, 2005 that is subject to a substantial risk of forfeiture or a requirement to perform future services after December 31, 2004, which would subject such Person to the taxes imposed by Code Section 409A.
Section 4.14.    Employment Matters.
(a)    Section 4.14(a) of the Disclosure Schedule contains a list of all Employees as of the date hereof and sets forth for each such individual the following as of the date hereof: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of any material fringe benefits provided to each such individual. All compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in liabilities reflected in the calculation of Working Capital) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.
(b)    Section 4.14(b) of the Disclosure Schedule lists each employment agreement to which the Company is a party (each, an “Employment Agreement”).
(c)    The Company is not a party to or bound by a collective bargaining agreement with respect to the Employees.
(d)    There is no unfair labor practice charge or complaint against the Company pending, or to the Company’s Knowledge, threatened in writing before the applicable Governmental Authority.

(e)    There are no strikes, lockouts, slowdowns or work stoppages pending or, to the Company’s Knowledge, threatened with respect to the Employees.
(f)    This Section 4.14 constitutes the sole representations and warranties of the Company with respect to any employment or labor matters.
Section 4.15.    Material Contracts.
(a)    Section 4.15(a) of the Disclosure Schedule sets forth a list of the following Contracts to which the Company is a party as of the date hereof, excluding any Benefit Plans and Employment Agreements (the “Material Contracts”):
(i)    agreements where: (A) the performance remaining thereunder involves aggregate consideration to or by the Company in excess of $75,000 per annum, other than “shrink wrap” or “click through” license agreements or other software license agreements entered into in the ordinary course of business, and (B) such agreement is not cancelable, without material penalty, by the Company on ninety (90) days’ or less notice, provided, however, that this Section 4.15(a)(i) shall list only the purchase orders in excess of $75,000 per annum that are outstanding as of December 31, 2015;
(ii)    agreements which restrict or limit in any material respect the ability of the Company to compete in any line of business, other than license agreements entered into in the ordinary course of business;
(iii)    agreements which relate to Funded Indebtedness (excluding, for the avoidance of doubt, Contracts evidencing liabilities with respect to deposits and accounts, trade payables, letters of credit or capital leases made in the ordinary course of business and not delinquent);
(iv)    mortgages, pledges or security agreements or similar arrangements constituting a Lien upon the assets or properties of the Company, in each case granted in connection with the incurrence of Funded Indebtedness;
(v)    agreements for the sale or purchase of personal property having a value individually, with respect to all sales or purchases thereunder, in excess of Fifty Thousand Dollars ($50,000), other than agreements entered into in the ordinary course of business;
(vi)    agreements for the sale or purchase of fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of One Hundred Thousand Dollars ($100,000), other than agreements entered into in the ordinary course of business or in which the applicable acquisition or disposition has been consummated and there are not material obligations ongoing; and
(vii)    all Leases.
(b)    All Material Contracts are in full force and effect against the Company and, to the Company’s Knowledge, each other party thereto, in each case in accordance with the express terms thereof. There does not exist under any Material Contract any material violation, breach or event of default, or alleged material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of the Company. Complete and correct copies of each Material Contract have been made available to Buyer.
Section 4.16.    Real Property.
(a)    The Company does not own any real property.
(b)    Section 4.16(b) of the Disclosure Schedule sets forth a correct and complete list of all real property that is leased and occupied by the Company (the “Leased Real Property”). The Company has made available to Buyer correct and complete copies of each of the leases pursuant to which the Company leases the Leased Real Property (the “Leases”).
(c)    To the Company’s Knowledge, the occupancy, use and operation of the Leased Real Property complies in all material respects with all applicable Law and Governmental Authorizations.
(d)    There are no material pending or, to the Company’s Knowledge, threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Leased Real Property.
Section 4.17.    Taxes.
(a)    The Company has timely and duly filed all Tax Returns in connection with any Tax required to be filed by it, and all Taxes of the Company that are due and payable (whether or not shown on such Tax Returns) have been fully paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return or agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has ever been made by any Governmental Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by the jurisdiction. Neither the Company nor any Shareholder or officer or employee of the Company expects any Governmental Authority to assess any additional Tax for any period for which Tax Returns have been filed.
(b)    The Company has withheld and properly paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied with all information reporting and backup withholding provisions of applicable Law.
(c)    Section 4.17(c) of the Disclosure Schedule contains a complete list of all audits, examinations and investigations with respect to Taxes or Tax Returns of the Company that have been audited or currently are under audit and a complete description of any and all deficiencies or other amounts that were paid or are currently being contested.
(d)    Except as provided in Section 4.17(d) of the Disclosure Schedule, there is no dispute or claim concerning Taxes of the Company either claimed or raised by any Governmental Authority in writing or as to which the Company has Knowledge; and, except as described in Section

4.17(d) of the Disclosure Schedule, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the assessment or payment of Taxes.
(e)    The Company has delivered to Buyer all federal income Tax Returns of the Company and all other material Tax Returns of the Company for all periods ended on or after December 31, 2012.
(f)    The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax law), or (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or non-U.S. Tax law).
(g)    There is no Lien on any of the assets of the Company (other than Permitted Liens) that arose in connection with any failure (or alleged failure) to pay any Tax, and the Company has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Lien.
(h)    The Company will not be required to include any item of income in, or exclude any item of deduction from, the calculation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) change in accounting under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) or the use of an improper account method, in each situation for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) installment sale made or open transaction entered into prior to the Closing Date; or (iv) an election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date.
(i)    The Company is not, nor ever has been, a party to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). The Company has disclosed on its U.S. federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax.
(j)    The Company is not a party to or is bound by any agreement, contract, arrangement, or plan the principal purposes of which is to allocate or share liability for Taxes between or among the Company, on the one hand, and other Persons, on the other hand. The Company has never been a member of an affiliated, consolidated, combined, unitary or other group of companies for any Tax purpose and the Company has no liability for the Taxes of any Person, other than the Company, as a transferee or successor, by contract or otherwise.
(k)    The Company has never been a United States real property holding corporation within the meaning of Code Section 897(c)(2).
(l)    The Company became a validly electing S corporation within the meaning of Code Sections 1361 and 1362 effective March 4, 2004 and has retained such status since such date, and the Company shall be an S corporation up to and including the Closing Date. The Company has not, in the past ten years, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor, (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary, or (iii) made a material disposition of assets that were owned prior to March 4, 2004. The Huynh Trust is a grantor trust as described in Code Section 1361(c)(2)(A)(i), all of which is owned by Huynh, who is a citizen or resident of the United States, for federal income tax purposes. For federal income tax purposes, Huynh is the owner of the Shares owned by the Huynh Trust.
(m)    The Company has never been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.
(n)    All reporting for sales to international boycott countries and all Forms 5713 have been filed for all pre-Closing periods.
(o)    This Section 4.17 constitutes the sole representations and warranties of the Company with respect to any Tax matters and the representations and warranties in this Section 4.17 may only be relied upon for any Tax period (or portion thereof) ending on or before the Closing Date, and not for any Tax periods (or portions thereof) beginning after the Closing Date.
Section 4.18.    Insurance. The Company has made available to Buyer all of the insurance policies or binders for which the Company is a policyholder (“Insurance Policies”), all of which are set forth on Section 4.18 of the Disclosure Schedules. All Insurance Policies are in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid when due. Except as set forth on Section 4.18 of the Disclosure Schedule, the Company has not received any written notice of cancellation, material change in premium or denial of renewal in respect of any of the Insurance Policies. This Section 4.18 shall not apply to any Benefit Plans or other employee benefit arrangements.
Section 4.19.    Compliance with Law.
(a)    The Company is currently in, and has been in for the past five years, material compliance with applicable Law. The Company has heretofore made available to Buyer complete and correct copies of all written notices received by the Company alleging any material violation under any applicable Law that the Company has received.
(b)    Section 4.19(b) of the Disclosure Schedule lists all material Governmental Authorizations held by the Company. The Company has not received written notice from any Governmental Authority revoking or threatening to revoke any Governmental Authorization or alleging that the Company is in violation of any such Governmental Authorization. All Governmental Authorizations required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Governmental Authorizations have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental Authorization set forth in Section 4.19(b) of the Disclosure Schedule.

Section 4.20.    Actions. Except as set forth on Section 4.20 of the Disclosure Schedule, there are no Actions pending or, to the Company’s Knowledge, threatened in writing against the Company. The Company is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority of competent jurisdiction or any arbitrator or arbitrators.
Section 4.21.    Environmental Compliance.
(a)    To the Company’s Knowledge: (i) the Company possesses all Governmental Authorizations required by applicable Laws relating to pollution or protection of the environment (“Environmental Laws”), and (ii) the Company is currently and has been at all times in the past in compliance with all terms and conditions of such Governmental Authorizations and all Environmental Laws.
(b)    The Company has not received any written notice regarding any actual or alleged violation by the Company of Environmental Laws.
(c)    To the Company’s Knowledge, there are no pending or unresolved investigatory, remedial or corrective obligations of the Company relating to any of the Leased Real Property arising under Environmental Laws.
(d)    There are no pending or, to the Company’s Knowledge, threatened orders, writs, judgments, awards, injunctions or decrees of any Governmental Authority or Actions involving environmental matters or Environmental Laws against the Company.
(e)    This Section 4.21 constitutes the sole representations and warranties of the Company with respect to any environmental matters or Environmental Laws.
Section 4.22.    Related Party Transactions. Except: (a) for this Agreement and the Transaction Documents and the transactions contemplated hereby or thereby, (b) as set forth on Section 4.22 of the Disclosure Schedule, and (c) for any employment agreements or other compensation arrangements, no Shareholder or Affiliate thereof is a party to any material Contract or other material business arrangement with the Company.
Section 4.23.    Brokers’ Fees. Except for fees payable to Houlihan Capital, Inc., there is no fee or commission payable by the Company to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company in connection with the transactions contemplated hereby.
Section 4.24.    No Indebtedness. As of, and after giving effect to, the Closing (and assuming that Buyer complies with its obligations under Section 1.6(g)), the Company shall not have any Funded Indebtedness.
Section 4.25.    Inventory. Except as set forth on Section 4.25 of the Disclosure Schedule, all inventory of the Company, whether or not reflected in the Financial Statements, has been recorded in accordance with GAAP and consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Liens, and no inventory is held on a consignment basis.
Section 4.26.    Accounts Receivable. The accounts receivable reflected on the Financial Statements and the accounts receivable arising after the Most Recent Balance Sheet Date (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the Most Recent Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the Most Recent Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments (the effect of which will not be materially adverse individually or in the aggregate) and the absence of disclosures normally made in footnotes (that, if presented, would not differ materially from those presented in the 2014 Financial Statements).
Section 4.27.    Material Suppliers and Vendors. The Company has not received any written notice, or to the Company’s Knowledge, any oral notice that any of its material suppliers or vendors has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Shareholders and the Company as follows:
Section 5.1.    Organization and Qualification. Buyer is a Missouri corporation, duly organized, validly existing and in good standing under the Laws of Missouri. Buyer has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to materially adversely affect Buyer’s ability to execute, deliver or perform this Agreement or any Transaction Document, or to timely consummate the transactions contemplated hereby or thereby.
Section 5.2.    Corporate Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which it is a party has been duly and validly authorized by Buyer and no additional corporate (or similar entity) authorization or consent by Buyer is required in connection therewith.

Section 5.3.    Binding Effect. This Agreement and each of the Transaction Documents to which Buyer is a party, when executed and delivered by the parties thereto (assuming due execution and delivery by the other parties hereto), constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer, as applicable, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
Section 5.4.    Regulatory Approvals and Third Party Consents.
(a)    Except as set forth in Section 5.4(a) of the Disclosure Schedule or as required under the HSR Act (the “Buyer Regulatory Approvals” and, together with the Company Regulatory Approvals, the “Regulatory Approvals”), no Governmental Authorization or filing is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Governmental Authority or securities exchange, as a result of the execution, delivery or performance by Buyer of its obligations under this Agreement or under the Transaction Documents to which it is a party, except for such Governmental Authorization or filings that if failed to be obtained, given or made would not, individually or in the aggregate, reasonably be expected to materially adversely affect Buyer’s ability to execute, deliver or perform this Agreement or any Transaction Document, or to timely consummate the transactions contemplated hereby or thereby.
(b)    Except as set forth in Section 5.4(b) of the Disclosure Schedule (the “Buyer Third Party Consents” and, together with the Company Third Party Consents, the “Third Party Consents”), no consent, approval, waiver or authorization is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Person other than a Governmental Authority or securities exchange, as a result of the execution, delivery or performance by Buyer of this Agreement and the Transaction Documents to which it is a party, except for such consents, approvals, waivers or authorizations of which the failure to obtain would not, individually or in the aggregate, reasonably be expected to materially adversely affect Buyer’s ability to execute, deliver or perform this Agreement or any Transaction Document, or to timely consummate the transactions contemplated hereby or thereby.
Section 5.5.    Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate any provision of the Organizational Documents of Buyer, (b) assuming the receipt of all Buyer Regulatory Approvals and Buyer Third Party Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Buyer under, or result in a loss of any benefit to which Buyer is entitled under, any Contract to which Buyer is a party or result in the creation of any Lien upon any of its assets or (c) assuming the receipt of all Buyer Regulatory Approvals and Buyer Third Party Consents, violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which Buyer or its Affiliates are subject.

Section 5.6.    Actions. There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer that, individually or in the aggregate, would have a material adverse effect on Buyer’s ability to execute, deliver or perform this Agreement or any Transaction Document, or to timely consummate the transactions contemplated hereby or thereby. Buyer is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority of competent jurisdiction or any arbitrator or arbitrators that, individually or in the aggregate, would have a material adverse effect on Buyer’s ability to execute, deliver or perform this Agreement or any Transaction Document, or to timely consummate the transactions contemplated hereby or thereby.
Section 5.7.    [Reserved].
Section 5.8.    Investment Representations.
(a)    Buyer is acquiring the Shares solely for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of any Law (including the Securities Act of 1933 (the “Securities Act”)), and Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.
(b)    Buyer acknowledges the Shares are not registered under the Securities Act or any other applicable securities or “blue-sky” Laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to any other applicable securities or “blue-sky” Laws.
(c)    There are no existing Contracts pursuant to which Buyer will divest or otherwise dispose of the Shares or the assets of or equity in, or by any other manner, the Company.
Section 5.9.    Acknowledgments.
(a)    Buyer acknowledges and agrees, on behalf of itself and each of its Affiliates, that: (i) Buyer has relied, and it is reasonable for Buyer to rely, solely on the representations or warranties of the Shareholders and the Company specifically contained in this Agreement and on the results of Buyer’s own independent investigation and verification; (ii) none of Buyer or any of its Affiliates are affiliated with, related to, or have a fiduciary relationship with, the Shareholders or the Company or any of their Affiliates; (iii) no third party is entitled to rely on or is otherwise intended to be a beneficiary of any representation made by or on behalf of the Shareholders or the Company in or pursuant to this Agreement, or any of the statements or information contained herein or in any Appendix, Exhibit or Schedule hereto or otherwise furnished or made available to Buyer or any of its Representatives, investment bankers or other Persons; and (iv) the representations and warranties of the Shareholders and the Company expressly and specifically set forth in Article 3 and Article 4 constitute the sole and exclusive representation, warranties, and statements (including by omission) of any kind of the Shareholders and the Company or any of their respective Representatives or Affiliates in connection with the transactions contemplated hereby, and neither the Shareholders nor the Company, or any of their respective Representatives or Affiliates, has made, and do not make and each specifically negates and disclaims any representations, warranties, promises, covenants, agreements, guaranties or statements (including by omission) of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning, with respect to, or in connection with the transactions contemplated hereby (except as (and solely to the extent) specifically set forth in this Agreement).
(b)    In connection with Buyer’s investigation of the Company, Buyer and its Representatives have received from the Company (or through their Representatives or the Company) certain projections, estimates and other forecasts and certain business plan information (including a Confidential Information Memorandum) (collectively, “Projections”). Buyer acknowledges that there are uncertainties inherent in attempting to make such Projections, that it is familiar with such uncertainties, that it is making its own evaluation of the adequacy and accuracy of all Projections so furnished or made available to it (including the reasonableness of the assumptions underlying such Projections), that no representations, warranties or statements (including by omission) of any kind are being made with respect to such Projections, and any use of, or reliance by, it on such Projections shall be at its sole risk, and without limiting any other provisions in this Agreement or the Transaction Documents, that it shall have no claim against any Person with respect thereto. Buyer acknowledges that, except as expressly set forth in Article 3 and Article 4, neither the Shareholders nor the Company, nor any of their respective Affiliates, nor any of their respective Representatives or direct or indirect equityholders or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any Projections, any written or oral information regarding the Company furnished or made available to Buyer or its Representatives or otherwise with respect to the Company or its operations, business, financial condition, assets, liabilities or prospects, and except as otherwise provided in this Agreement neither the Shareholders nor the Company, nor any of their respective Representatives or direct or indirect equityholders or any other Person whether in an individual, corporate or any other capacity, shall have or be subject to any liability or obligation (indemnification or otherwise) to Buyer or any other Person resulting from (nor shall Buyer or any other Person have any claim with respect to) the distribution to Buyer or its Representatives or Affiliates, or Buyer’s or any of its Representative’s or Affiliate’s use of, or reliance on, any such Projections, written or oral information, or any information, documents or other material made available to Buyer or its Representatives and Affiliates in any form in expectation of, or in connection with, the transactions contemplated hereby, or otherwise, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.
Section 5.10.    Brokers’ Fees. Except for Peter J. Solomon Company, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Buyer or its Affiliates in connection with the transactions contemplated hereby.
ARTICLE 6
COVENANTS
Section 6.1.    Access and Reports. Subject to applicable Law, upon reasonable advanced notice from Buyer to the Company, the Company shall afford Buyer’s officers and other authorized Representatives reasonable access to the properties, books and records of the Company during normal business hours throughout the period prior to the Closing Date for the purpose of facilitating the consummation of the transactions contemplated hereby, provided, however, that the foregoing shall not require the Company: (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets or violate any of the obligations of the Company with respect to confidentiality, (b) to disclose information or materials protected by attorney client, attorney work product or other legally recognized privileges or immunity from disclosure, (c) to permit any environmental sampling, testing or other intrusive investigations of any property, (d) to disclose information that could cause competitive harm to the Company if the transactions contemplated hereby are not consummated or (e) to take any action that could cause material disruption to the business of the Company. In addition, in no event shall Buyer have access, at any time prior to the Closing, to any information regarding pending or proposed bids for new Contracts or any related information where Buyer or an Affiliate of Buyer also has submitted or intends to submit a bid for such Contract. All requests for information made pursuant to this Section 6.1 shall be directed to the Person designated by the Company in a notice given to Buyer (the “Company Designee”), and all such information shall be governed by the terms of Section 6.4 and the Confidentiality Agreement, dated October 16, 2015, as amended, between Houlihan Lokey Capital, Inc., on behalf of the Company, and DSW Inc. (the “Confidentiality Agreement”). Upon reasonable advance notice from Buyer to the Company Designee, the Company shall afford Buyer’s officers and other authorized representatives reasonable access to the employees, customers, clients, distributors, vendors, lessors, lenders or other business relations of the Company; provided, however that a Company representative designated by the Shareholder Representative shall have the right to be present at all times during such access.
Section 6.2.    Efforts to Consummate; Certain Governmental Matters.
(a)    The Company and Buyer shall use their respective reasonable commercial efforts to obtain and to cooperate in obtaining the Regulatory Approvals and Third Party Consents. Each party agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated hereby within three (3) Business Days after the date hereof. In each party’s filing pursuant to the HSR Act contemplated in the immediately preceding sentence each such party will request early termination of the waiting period thereunder.
(b)    The Company and Buyer shall respond as promptly as practicable to any inquiries received from the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), the Federal Trade Commission (the “FTC”), or any other Governmental Authority for additional information or documentation and to all inquiries and requests received from any Governmental Authority in connection with the transactions contemplated hereby.
(c)    The Company and Buyer shall use their respective reasonable commercial efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, or reasonably advisable on its part under this Agreement and applicable Law to satisfy the conditions to Closing, and to consummate and make effective the transactions contemplated hereby as soon as practicable.
(d)    Subject to applicable Law or except as prohibited by any Governmental Authority, the Company and Buyer each shall keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby, including: (i) promptly notifying the other of any facts, circumstances or other reason that would prevent the receipt of any Regulatory Approvals or the Third Party Consents for the timely consummation of transactions contemplated hereby and by the Transaction Documents, and (ii) promptly furnishing the other with copies of material notices or other communications received by it from any third party or any Governmental Authority with respect to the transactions contemplated hereby; provided, however, that any such notices furnished by the parties to one another may be redacted to the extent necessary to comply with applicable Law or to protect information protected by the attorney-client privilege or other privilege or the attorney work product doctrine; and provided further that competitively sensitive information may be provided on an “outside attorneys only” basis.
(e)    Subject to applicable Law and except as required by any Governmental Authority, neither the Company nor Buyer shall (i) agree to extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed); or (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned of delayed).
(f)    In connection with the exercise of any reasonable commercial efforts, commercially reasonable efforts or other standard of conduct pursuant to this Agreement, no party (nor any of their respective Affiliates) shall be required, in respect of any provision of this Agreement, to pay any fees, expenses or other amounts to any Governmental Authority or any party to any Contract (excluding, for the avoidance of doubt, ordinary course fees and expenses of their respective attorneys and advisors), commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any third party.
(g)    Notwithstanding the foregoing, nothing in this Section 6.2 shall require, or be construed to require, Buyer or its Affiliates to agree to: (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by the Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
(h)    Buyer agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Authority or other third party whose consent or approval is sought in connection with the transactions contemplated hereby.
Section 6.3.    Interim Operation Covenants. Except (i) as required by applicable Law or any Governmental Authority, (ii) as otherwise contemplated hereby, (iii) as Buyer may consent, which consent may not unreasonably be withheld, conditioned or delayed, (iv) for repayments, redemptions or repurchases of loans or other obligations under the Funded Indebtedness, or amendments, refinancings, restatements or extensions of any Funded Indebtedness or documents therefor, (v) for making Tax distributions, or (vi) as set forth in Section 6.3 of the Disclosure Schedule, during the period from the date hereof until the Closing Date:

(a)    The Company shall use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Notwithstanding the foregoing, in the event that a Material Adverse Effect occurs as a result of actions or omissions that the Company would have been expected to take (or omit taking) in light of the competitive position and financial resources of the Company, the Company, in its reasonable discretion, may respond to such Material Adverse Effect by taking actions to remedy the Material Adverse Effect (and shall also promptly provide Buyer with notice of such actions, which notice shall describe such actions with reasonable particularity).
(b)    The Company shall not:
(i)    implement or adopt any material change in its Accounting Principles, practices or methods, other than as may be required by Law or applicable accounting requirements;
(ii)    terminate, enter into, establish, adopt, or materially amend any Benefit Plan or Employment Agreement, or materially increase the compensation of any Employee, other than, in any such case, (v) as would not result in liability to the Company following the Closing, (w) to the extent paid in cash prior to Closing or to the extent included in Closing Company Transaction Expenses, (x) in the ordinary course of business, (y) in the case of new hires or promotions or (z) as required by any Benefit Plan or Employment Agreement in effect as of the date of this Agreement;
(iii)    compromise or settle any Action (x) resulting in an obligation of the Company to pay more than One Hundred Thousand Dollars ($100,000) in respect of compromising or settling such Action or (y) in respect of any claim of the Company to receive any payment of more than One Hundred Thousand Dollars ($100,000) in respect of settling any Action;
(iv)    acquire (by merger or stock or asset purchase or otherwise) any corporation, partnership, other business organization or any material business or division thereof;
(v)    amend its Organizational Documents;
(vi)    issue any additional shares of its own capital stock or equity interests, or any options, warrants, convertible securities or other rights exercisable therefor or convertible thereinto;
(vii)    adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its own capital stock or equity interests, or any options, warrants, convertible securities or other rights exercisable therefor or convertible thereinto; it being understood, however, that subject to the terms of this Agreement, the Company shall be freely permitted to declare, pay or issue cash dividends or distributions, including, without limitation, distribution of the items set forth on Schedule 6.3;

(viii)    make any material change in its Tax elections or accounting methods, or enter into any closing agreement, settlement or compromise of any claim or assessment, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;
(ix)    transfer any of its assets, other than sales of inventory or equipment, sub-leases, licenses and other transactions in the ordinary course of business; or
(x)    enter into any Contract with respect to any of the foregoing.
From the date hereof until the Closing, the Company shall promptly notify Buyer in writing of (i) any fact, circumstance, event or action the existence, occurrence or taking of which, to the Company’s Knowledge, (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied. Buyer's receipt of information pursuant to this Section shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.
(c)    Solely on the Closing Date, except as otherwise expressly contemplated hereby, Buyer shall not cause the Company to take any action outside the ordinary course of business consistent with the past practice of the Company that would materially impact Closing Cash on Hand, Closing Company Transaction Expenses, Closing Funded Indebtedness, or Closing Working Capital.
Section 6.4.    Public Disclosure; Confidentiality.
(a)    Notwithstanding anything to the contrary contained in this Agreement, except as may be required to comply with the requirements of any applicable Law or stock exchange requirement applicable to Buyer, from and after the date hereof, no party shall make any press release or similar public announcement or public communication relating to this Agreement unless specifically approved in advance by Buyer, the Company and the Shareholder Representative, which approval shall not be unreasonably withheld, conditioned or delayed.
(b)    From and after the date of this Agreement, each of Buyer, the Company and the Shareholders shall, and shall cause each of their respective Affiliates to, keep confidential the terms and existence of this Agreement and the Transaction Documents and the negotiations relating thereto and all documents and information obtained by a party from another party in connection with the transactions contemplated hereby (collectively, the “Confidential Information”) except: (i) to the extent that it is reasonably necessary to disclose the Confidential Information to obtain the Regulatory Approvals or Third Party Consents, (ii) for disclosures otherwise made in satisfaction of any of the obligations under this Agreement, (iii) to the extent required by applicable Law or stock exchange requirement applicable to Buyer, (iv) as made public prior to the date of this Agreement by either party not in violation of this Agreement and (v) each of Buyer, the Company and the Shareholders may disclose such information to such Person’s equityholders or Affiliates, and their respective Representatives but subject to the provisions of the Confidentiality Agreement.
(c)    The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality

Agreement shall terminate. If this Agreement is terminated prior to the Closing, then the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
Section 6.5.    Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement, neither the Company nor the Shareholders shall take any action to encourage, initiate or engage in discussions or negotiations with any Person (other than Buyer and its Affiliates and Representatives) concerning any sale of the equity interests of, or sale of all or substantially all of the assets of (including by merger or consolidation), the Company (other than assets sold in the ordinary course of business), in accordance with the provisions of that certain exclusivity letter executed by DSW Inc., the Company and the Shareholders dated January 21, 2016, notwithstanding any expiration date or other provision contained therein.
Section 6.6.    Non-Competition. Each Shareholder agrees as follows:
(a)    During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Competition Period”), such Shareholder shall not (except on behalf of the Company) engage in or assist others in engaging in, own, control, or participate in the ownership, management, or control of, lend money or capital to, or invest capital in, any business or Person that engages in, the business of selling overstocks and closeouts of brand name shoes and/or Related Retail Goods from manufacturers, retailers and wholesalers through e-commerce channels (the “Business”), anywhere in the world where the Company conducts or contemplates conducting the Business at Closing or during the Non-Competition Period; provided, however, that such Shareholder shall not be prohibited from owning up to five percent (5%) of the outstanding stock of a corporation that is publicly traded on a national securities exchange or in the over-the-counter market so long as such Shareholder has no active participation in connection with the business of such corporation. “Related Retail Goods” means footwear, footwear products, footwear accessories, handbags, soft leather goods, hosiery, slippers, jewelry, outerwear, watches, eyewear, neckwear, ties, scarves, and belts.
(b)    During the Non-Competition Period, such Shareholder shall not induce or attempt to induce any employee of the Company to leave the employ of the Company.
(c)    Each Shareholder acknowledges that a breach or threatened breach of this Section 6.6 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Shareholder of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(d)    Each Shareholder acknowledges that the restrictions contained in this Section 6.6 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law (but in no event greater than as provided in the covenant itself). The covenants contained in this Section 6.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.7.    Release. Buyer agrees that, effective as of the Closing Date, the Company shall be deemed to have released and discharged each Shareholder (whether in such Person’s capacity as a shareholder, director, officer, employee or otherwise) from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of the Company and such Person from the beginning of time through the Closing Date (other than claims arising from fraud, criminal activity, or willful misconduct), it being understood, however, that such release shall not operate to release such Person from any indemnity obligations, if any, under Article 8. Each Shareholder agrees that, effective as of the Closing Date, such Shareholder shall be deemed to have released and discharged the Company and its Representatives from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of the Company and such Shareholder from the beginning of time through the Closing Date (other than claims arising from fraud, criminal activity, or willful misconduct and other than any claims or rights the Shareholders may have under this Agreement or any Transaction Document (including but not limited to Duong’s employment and related agreements with the Company)). Buyer and the Shareholders acknowledge that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Buyer and the Shareholders acknowledge that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, Buyer and the Shareholders agree that, effective as of the Closing Date, the Company and Buyer and the Shareholders shall be deemed to waive any such provision. Buyer and the Shareholders further agree that none of Buyer, the Company, or any Shareholder shall, nor permit any Affiliate thereof to: (a) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the released claims, (b) participate, assist, or cooperate in any such proceeding or (c) encourage, assist and/or solicit any third party to institute any such proceeding. Notwithstanding anything in this Section 6.7 or otherwise, nothing in this Section 6.7 shall limit in any way any Shareholder’s right under California Workers’ Compensation laws to file or pursue any workers’ compensation claim. Nothing in this Section 6.7 shall release any Shareholder’s rights to: (i) any claims that cannot be waived as a matter of law including claims for workers’ compensation insurance or unemployment insurance benefits, (ii) any claims that any Shareholder may have to continued participation in the Company’s health plans pursuant to the terms and conditions of COBRA or any comparable law, (iii) any right or claim that any Shareholder may have to vested entitlements pursuant to any ERISA governed benefit plan maintained by or on behalf of the Company, or (iv) any claims that any Shareholder has to indemnification from the Company in accordance with Section 6.9.

Section 6.8.    Access to Records and Employees after Closing.
(a)    For a period of seven years after the Closing Date, each Shareholder and its Representatives shall have reasonable access to all of the books and records of the Company, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of the Company prior to the Closing Date, including the preparation of the Shareholder’s financial reports or Tax Returns, any Tax audits, the defense or prosecution of Actions, and any other reasonable need of the Shareholder to consult such books and records. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. If any such books or records, or any other documents which the Shareholders have the right to have access to pursuant to this Section 6.8(a) are produced by Buyer or the Company, or any of their respective Affiliates, to an actual or potentially adverse party (e.g., in litigation or in connection with a government investigation), Buyer shall endeavor to immediately make all such books, records and/or documents produced available for inspection and copying by the Shareholders concurrently with the production of such books, records and/or documents. In addition, if Buyer or the Company, or any of their respective Affiliates, shall desire to dispose of any of such books or records prior to the expiration of such seven-year period, Buyer shall, prior to such disposition, give the Shareholders a reasonable opportunity to segregate and remove such books and records as the Shareholders may select. Buyer shall not be obligated to provide Shareholders with access to any books or records (including personnel files) pursuant to this Section where such access would violate any Law.
(b)    Buyer shall provide to any Shareholder so requesting, reasonable assistance, at such Shareholder’s reasonable expense, by providing employees of the Company to act as witnesses and preparing documents, reports and other information requested by the Shareholder in support of the activities described in Section 6.8(a).
(c)    Any Shareholder may retain copies of any Contracts, documents or records of the Company: (i) for archival purposes, (ii) which relate to properties or activities of such Shareholder other than the Company, (iii) which are required to be retained pursuant to any legal requirement or are subject to the attorney-client privilege, or (iv) for financial reporting purposes, for Tax purposes or for legal defense or prosecution purposes.
Section 6.9.    Directors’ and Officers’ Indemnification and Exculpation.
(a)    Buyer agrees that all rights to indemnification for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors or officers (or persons holding similar positions) of the Company have the right to indemnification by the Company (collectively, the “Covered Persons”) as provided in its Organizational Documents, indemnity or indemnification agreements, as provided under Law or as provided pursuant to a resolution of the board of directors (or similar governing body) of the Company shall survive the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing. Without limiting the foregoing, for a period of not less than six (6) years from the Closing, Buyer shall not, and shall not permit the Company to, amend, modify or terminate any Organizational Document, Contract or resolution regarding or related to such indemnification matters.

(b)    The provisions of this Section 6.9 are: (i) intended to be for the benefit of, and shall be enforceable by, each Covered Person and each other Person entitled to indemnification or coverage under a policy referenced in this Section 6.9, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 6.9, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.
(c)    If Buyer or its successors or assigns: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer shall assume all of the obligations of Buyer set forth in this Section 6.9.
Section 6.10.    Employment Matters.
(a)    From and after the Closing, Buyer shall, or shall cause its Affiliates or the Company to: (i) provide coverage for Employees and their eligible dependents under its or their medical, dental and health plans without interruption of coverage; (ii) cause there to be waived any pre-existing condition, actively at work requirements, waiting periods and any other similar restriction; and (iii) cause the employee benefit plans, agreements, programs, policies and arrangements of Buyer or any of its Affiliates (the “Buyer Plans”) to honor any expenses incurred by the Employees and their eligible dependents under similar plans of the Company prior to the Closing in the plan year in which the Closing occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses, and with respect to any lifetime maximums, as if there had been a single continuous employer.
(b)    For purposes of eligibility, level of benefits, vesting and benefit accruals (other than benefit accruals under a defined benefit pension plan) under each Buyer Plan in which Employees are eligible to participate following the Closing, Buyer shall, and shall cause its Affiliates or the Company to, give each Employee full credit under each such Buyer Plan for all service with the Company, their Affiliates and any predecessor employer prior to the Closing to the same extent as such service was recognized for such purpose by the Company and/or their Affiliates prior to the Closing; provided, however, that such service shall not be credited to the extent that it would result in a duplication of benefits.
(c)    Notwithstanding any other provision of this Agreement, nothing contained in this Section 6.10(c) shall: (i) be deemed to be the adoption of, or an amendment to, any employee benefit plan, program, arrangement, contract or practice, or otherwise limit the right of the Company, Buyer or their respective Affiliates, to amend, modify or terminate any employee benefit plan, program, arrangement, contract or practice or (ii) give any third party any right to enforce the provisions of this Section 6.10(c).
Section 6.11.    Tax Matters.
(a)    The Shareholder Representative shall prepare or cause to be prepared all Tax Returns required or permitted to be filed by the Company for taxable periods ending prior to or on the Closing Date (a “Pre-Closing Tax Period”) which are to be filed after the Closing Date (the

“Company Pre-Closing Tax Returns”) in a manner consistent with the Company’s past practice, including the use of filing extensions, except as otherwise required by applicable Law, and in accordance with the provisions of this Agreement; and the Buyer shall cause the Company to execute and file the Company Pre-Closing Tax Returns. For the avoidance of doubt, the Company Pre-Closing Tax Returns shall not include any personal Tax Return of the Shareholders. The Company shall pay for the costs and expenses of preparing and filing all Company Pre-Closing Tax Returns and the Shareholders shall pay all Taxes reflected as due and payable on all Company Pre-Closing Tax Returns. Each such Tax Return shall be subject to review by the Buyer prior to filing and the Shareholder Representative shall make revisions to such Tax Returns as are reasonably requested by the Buyer. The Shareholders shall include any income, gain, loss, deduction or other Tax items for such Pre-Closing Tax Period on their own Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Shareholders for such period. The parties shall make available to each other (and to their respective accountants and attorneys) any and all books and records and other documents and information in its possession or control relating to the Company reasonably requested by such Persons in order to prepare or review such Company Pre-Closing Tax Returns. The Company shall be permitted to file amended Tax Returns of the Company for any Pre-Closing Tax Period, provided, that, if such amendment would affect the Tax liability of any Shareholder or trigger an indemnification of the Company or the Buyer by the Shareholders, no amendment of any such Tax Return shall be made without prior written consent of Shareholder Representative, which consent may not be unreasonably withheld, conditioned or delayed.
(b)    Buyer or the Company shall prepare and file or cause to be prepared and filed when due all Tax Returns for the Company required to be filed for all periods beginning after the Closing Date. Buyer shall pay and be liable for (or shall cause the Company to pay) all Taxes of the Company with respect to such periods or which arise in respect of any event, action, or transaction which occurred during such periods.
(c)    Buyer or the Company shall prepare and file or cause to be prepared and filed when due any Tax Returns of the Company for Tax periods which begin before or on the Closing Date and end after the Closing Date (each such period, a “Straddle Period”) in a manner consistent with the Company’s past practice including the use of filing extensions, except as otherwise required by applicable Law, and in accordance with the provisions of this Agreement. Taxes for the Straddle Period shall be allocated between the pre-Closing portion of the Straddle Period (the “Pre-Closing Straddle Period”), which shall be the liability of the Shareholders, and the post-Closing portion of the Straddle Period, which shall be the liability of Buyer or the Company. The amount of Taxes for the Pre-Closing Straddle Period (“Pre-Closing Straddle Period Taxes”) based on or measured by income, receipts, or payroll of the Company shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) the amount of other Pre-Closing Straddle Period Taxes owed by the Shareholders shall be determined to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending at the close of business on the Closing Date, and the denominator of which is the total number of days in the entire Straddle Period. Each such Tax Return shall be subject to review by the Shareholder Representative prior to filing and the Company shall make revisions to such Tax Returns as are reasonably requested by the Shareholder Representative.

(d)    Any refunds, overpayments and other cash recoveries of Pre-Closing Straddle Period Taxes, or any Taxes for a Pre-Closing Tax Period, shall belong to the Shareholders and be paid to them promptly upon receipt or recovery thereof by Buyer, the Company or any of their Affiliates. Any refunds, overpayments and other cash recoveries of Company Taxes for any other period shall belong to the Company and shall be paid to them promptly upon receipt or recovery thereof by any Shareholder or any of their Affiliates.
(e)    Buyer shall promptly notify the Shareholder Representative following receipt of any notice of audit or other proceeding relating to any Shareholder Return or any other federal or state Tax Return filed on or before the Closing Date (together with all Company Pre-Closing Tax Returns, the “Prior Period Returns”). The Shareholder Representative shall control any and all audits or other proceedings and litigation relating to any Prior Period Return, including the filing of an amended Tax Return, and Buyer and Company shall have the right to participate at their own cost. Buyer and the Shareholder Representative shall have joint control of any and all audits or other proceedings and litigation relating to a Tax Return for a Straddle Period or a Pre-Closing Tax Period, including the filing of an amended Tax Return. Neither the Shareholder Representative nor Buyer shall settle or compromise an audit or other proceeding or litigation relating to a Prior Period Return, a Tax Return for a Straddle Period, or a Tax Return for a Pre-Closing Tax Period without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(f)    The parties shall cooperate (and cause their respective Affiliates to cooperate) fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.11 and any Tax audit, litigation or other proceeding with respect to Taxes and payments in respect thereof. Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information which are reasonably relevant to any such Tax audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Shareholders, and the Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) plus 60 days of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority. Each of the parties shall furnish the other parties with copies of all relevant correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any Taxes for which any other party may have an indemnification obligation under this Agreement. Buyer, the Shareholders, and the Company further agree, upon request from another, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary or helpful to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).
(g)    All Tax-sharing and similar agreements with respect to or involving the Company’s Taxes shall be terminated as of the Closing Date, and after the Closing Date, Buyer and the Company shall not be bound thereby or have any liability thereunder.
(h)    The Shareholder Representative shall be responsible for the preparation and filing of Tax Returns (including any documentation) with respect to all transfer, documentation, sales,

use, stamp, registration, recordation fees, and similar Taxes incurred in connection with this Agreement or any transaction contemplated hereby. The Shareholders on the one hand shall pay fifty percent (50%) of the amount of any such Taxes when the Shareholder Representative files such Tax Returns and Buyer on the other hand shall pay the other fifty percent (50%). Buyer and the Company shall cooperate to the extent necessary in order for the Shareholders Representative to file such Tax Returns.
Section 6.12.    Section 338(h)(10) Election
(a)    At the request of Buyer, the Shareholders shall join with Buyer in making the elections (collectively the “338(h)(10) Election”) with respect to the purchase of the Shares under: (i) Section 338(h)(10) of the Code and (ii) unless otherwise requested by Buyer, any analogous provision of state, local or foreign income Tax law, to the extent that such election is separately available and is not automatic based upon the federal 338(h)(10) Election, in each state, local and foreign jurisdiction where the Company currently files or is required to file income Tax Returns. The Shareholders shall include any income, gain, loss deduction, or other tax item resulting from the 338(h)(10) Election on their Tax Returns. Buyer and the Shareholders shall exchange completed and executed copies of (A) IRS Form 8023 and IRS Form 8883 and required schedules thereto and (B) to the extent required, any similar forms with respect to state, local or foreign income Taxes.
(b)    Buyer and the Shareholders agree that, except as Buyer and the Shareholder Representative may otherwise agree in writing or as may be required otherwise pursuant to a final determination within the meaning of Section 1313(a) of the Code or corresponding provision of state, local or foreign income Tax law, for United States federal income Tax purposes, the amount of the adjusted deemed sale price (as determined pursuant to Treasury Regulations §1.338-4) for the assets of the Company (collectively, the “Tax Purchase Price”) deemed acquired pursuant to the 338(h)(10) Election shall be allocated in accordance with Treasury Regulations §§1.338-6 and 1.338-7 and in that connection further agree that, as reflected on the Allocation Schedule: (i) the fair market values of the assets of the Company included as assets in the determination of Closing Working Capital are the values of such assets taken into account in the determination, (ii) the fair market values of the assets of the Company not taken into account in the determination of Closing Working Capital and that are reflected as assets on the face of the Company’s consolidated balance sheet included in the Closing Statement are the values determined by Buyer as part of its valuation of the Company’s assets, and (iii) any excess of the Tax Purchase Price over the sum of the fair market values agreed pursuant to clauses (i) and (ii) of this sentence shall be allocated solely to goodwill and going concern value. Buyer, the Company, and the Shareholders agree that the Purchase Price and the liabilities of the Company shall be allocated to the assets of the Company as shown on the “Allocation Schedule” attached as Section 6.12(b) of the Disclosure Schedule, which shall be amended consistent with the methodology shown thereon upon the final determination of the Tax Purchase Price related to the non-deferred portion of the Purchase Price, and upon the payment of any Participation Payment and any associated redemption of the Tax Purchase Price related to the payment of a Participation Payment. Buyer, the Company, and the Shareholders shall file all Tax Returns (including any amended Tax Returns or claims for refund) and information reports in a manner consistent with such schedule. Except as Buyer and the Shareholder Representative may otherwise agree or as may be required otherwise pursuant to a final determination within the meaning of Section 1313(a) of the Code or a corresponding provision of state, local or foreign Tax law, the agreements regarding fair market values and allocation required pursuant to the immediately preceding sentence shall be binding on the Shareholders and Buyer for all Tax reporting purposes.
(c)    Notwithstanding anything herein to the contrary, the Shareholders shall pay any Tax imposed on Company attributable to the making of the 338(h)(10) Election, including (i) any Tax imposed under Code Section 1374, (ii) any tax imposed under Treasury Regulation Section 1.338(h)(10)-1(d)(2), (iii) any depreciation or amortization recapture, or (iv) any state, local, or non-U.S. tax imposed on Company’s gain, and the Shareholders shall indemnify and hold harmless Buyer and the Company against any Loss arising out of any failure to pay such Taxes.
(d)    Notwithstanding anything herein to the contrary, as part of the Tax Purchase Price, Buyer shall pay or cause to be paid to the Shareholders, in cash, at the time or times the Purchase Price is paid (including each time a Participation Payment is paid), the actual amounts (such amounts, collectively the “Tax Adjustment”), if any, necessary to cause the Shareholders’ after-income Tax net proceeds from the sale of the Shares pursuant to this Agreement, taking into account the 338(h)(10) Election and all similar state, local, and foreign elections, and all Taxes imposed on the Shareholders and any state Taxes imposed on the Company as a result of the 338(h)(10) Election (other than any state Tax that is equivalent to Section 1374 of the Code), to be equal to the after-income Tax net proceeds that the Shareholders would have received had the 338(h)(10) Election and all similar state, local, and foreign elections not been made, taking into account all appropriate federal, state, local and foreign income Tax deductions and implications (whether positive or negative and whether resulting in greater or less tax liability), including the application of federal and state tax attributes and state net operating losses arising from the transactions contemplated by this Agreement, and including any income Taxes imposed on the Tax Adjustment, and using the following assumptions: (A) only the items of income, gain, deduction, loss, expense and credit or recapture of any of the foregoing items arising out of the transactions contemplated by this Agreement shall be considered (including without limitation any recognition of income, gain, deduction or loss or change in character thereof as a result of the transactions contemplated by this Agreement and the 338(h)(10) Election); and (B) the Shareholders shall be treated as subject to the maximum combined federal and applicable state marginal income tax rates (taking into account any netting for any federal benefit of deducting state or local income Tax) at such time any Participation Payment is paid. The Tax Adjustment shall be increased or decreased if required due to any final determination within the meaning of Section 1313(a) of the Code or corresponding provision of state, local or foreign income Tax law, relating to a tax return filed by the Company.
(i)    Within thirty (30) days after (A) the final determination of Closing Working Capital in accordance with Article 2, and (B) the finalization of the Participation Payment Calculation Statement pursuant to Section 2.6, the Shareholder Representative shall provide to Buyer a schedule, with supporting work papers, setting forth a calculation of the Tax Adjustment (the “Tax Adjustment Schedule”). During the twenty (20) days following the receipt by Buyer of the applicable Tax Adjustment Schedule, Buyer and the Shareholder Representative shall meet and confer and attempt in good faith to agree upon and finalize the Tax Adjustment Schedule. Within thirty (30) days after receipt of such Tax Adjustment Schedule, Buyer shall notify the Shareholder Representative whether Buyer concurs or disagrees with such Tax Adjustment Schedule and, if applicable, the disagreements. If such disagreements cannot be resolved between Buyer and the Shareholder Representative within ten (10) days after delivery of notice by the Shareholder Representative to

Buyer, the disagreements shall then be referred to the Accounting Expert, which shall be selected in accordance with the procedures set forth in Section 2.6. The determination of the Accounting Expert shall be final and binding. The fees of the Accounting Expert shall be borne by the Shareholders (in accordance with their respective Pro Rata Shares), on the one hand, and Buyer, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accounting Expert, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Expert at the time the determination of such firm is rendered on the merits of the matters submitted.
(ii)    Within twenty (20) days after Buyer and Shareholder Representative agree on the Tax Adjustment Schedule for a payment, Buyer shall pay the Shareholders the Tax Adjustment associated with such payment; provided, however, that if Buyer and the Shareholder Representative cannot so agree and the Tax Adjustment Schedule is referred to the Accounting Expert to resolve their disagreements, then within twenty (20) days after referral to the Accounting Expert, Buyer shall pay to the Shareholders the undisputed portion thereof; and provided, further, Buyer shall pay any excess of the Tax Adjustment as so finally determined to the Shareholders pursuant to the award of the Accounting Expert within twenty (20) days after such award.
(iii)    The obligations of Buyer to pay each Tax Adjustment shall survive until the expiration of all statutes of limitation with respect to Tax Returns of the Shareholders and the Company for the taxable years ending on or including the Closing Date and each succeeding taxable year until no portion of the Tax Purchase Price remains to be paid, to the extent necessary to adjust the amount of the Tax Adjustment to reflect any final determination (as defined in Section 1313(a) of the Code or comparable provisions of other Tax laws) that would increase or decrease the amount of the Tax Adjustment had such final determination been taken into account previously in the calculation of the Tax Adjustment. The amount of any such adjustment shall be determined by the preparation of a revised Tax Adjustment Schedule that takes into account such final determination, pursuant to the procedures set forth in this Section 6.12 (commencing with the date of notice of such final determination in lieu of the date the Closing Working Capital is determined), and Buyer shall pay any such increase in the Tax Adjustment to the Shareholders, and the Shareholder Representative shall pay any decrease in the Tax Adjustment to the Buyer, within twenty (20) days after the amount of any such increase or decrease is determined in accordance with such procedures. Buyer shall promptly provide written notice to the Shareholder Representative of any audit or other investigation that may be initiated in connection with the 338(h)(10) Election or that may affect the amount of the Tax Adjustment.
Section 6.13.    Further Assurances. Each of the parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.
Section 6.14.    R&W Insurance Policy. The parties shall cooperate as reasonably required for Buyer to procure, effective as of the Closing, the R&W Insurance Policy, which shall be substantially in the form set forth on Schedule 6.14. Buyer shall use commercially reasonable efforts to obtain such policy as soon as practicable after the date hereof.

ARTICLE 7
CONDITIONS TO CLOSING
Section 7.1.    Conditions to Mutual Obligations. The respective obligations of the parties to consummate the Closing are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
(a)    HSR Act. All applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.
(b)    Regulatory Approvals. The Regulatory Approvals shall have been obtained.
(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that prohibits or makes illegal the consummation of the transactions contemplated by Article 1, and such statute, rule, regulation, judgment, decree, injunction or other order is in effect.
(d)    Employment Agreement. The Company shall have entered into an employment agreement with Duong in substantially the form attached hereto as Exhibit B (the “Duong Employment Agreement”).
(e)    R&W Insurance Policy. The carrier shall have issued in favor of Buyer the R&W Insurance Policy.
Section 7.2.    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing are also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:
(a)    Representations and Warranties. Other than the representations and warranties of the Shareholders contained in Section 3.1 and the representations and warranties of the Company contained in Section 4.1, Section 4.2, Section 4.6, Section 4.7, and Section 4.24, the representations and warranties of the Shareholders set forth in Article 3 and the Company set forth in Article 4 shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Shareholders contained in Section 3.1 and the representations and warranties of the Company contained in Section 4.1, Section 4.2, Section 4.6, Section 4.7, and Section 4.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)    Performance of Obligations. The Shareholders and the Company shall have performed or caused to be performed in all material respects all obligations that are required to be performed by them at or prior to the Closing Date; provided, that, with respect to obligations that are qualified by materiality, the Shareholders and the Company shall have performed such obligations as so qualified in all respects.
(c)    Officer’s Certificate. Buyer shall have received from the Company a certificate of an authorized officer of the Company, in form and substance reasonably satisfactory to Buyer, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
(d)    Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(e)    Consents. The Third Party Consents identified on Section 7.2(e) of the Disclosure Schedule shall have been obtained.
(f)    Actions. No Action shall have been commenced against Buyer, the Shareholders or the Company, which would prevent the Closing.
Section 7.3.    Conditions to Obligations of the Shareholders. The obligations of the Shareholders to consummate the Closing are also subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties. Other than the representations and warranties of Buyer contained in Section 5.1, Section 5.2, and Section 5.10, the representations and warranties of Buyer set forth in Article 5 shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.1, Section 5.2, and Section 5.10 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(b)    Performance of Obligations. Buyer shall have performed in all material respects all obligations that are required to be performed by it under this Agreement at or prior to the Closing Date; provided, that, with respect to obligations that are qualified by materiality, Buyer shall have performed such obligations as so qualified in all respects.
(c)    Officer’s Certificate. The Shareholder Representative shall have received from Buyer a certificate of an authorized officer of Buyer, in form and substance reasonably satisfactory to the Shareholder Representative, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE 8
INDEMNIFICATION
Section 8.1.    Survival.
(a)    The representations and warranties contained herein or in any certificate delivered by a party at the Closing pursuant hereto shall survive the Closing and will continue in full force and effect for a period from the date hereof until eighteen (18) months after the Closing (the “General Survival Date”); provided, however, that the representations and warranties contained in Section 3.1 (Authorization), Section 3.2 (Binding Effect), Section 3.4 (Shares), Section 4.1 (Organization and Qualification), Section 4.2 (Corporate Authorization), Section 4.3 (Binding Effect), Section 4.6 (Capitalization), Section 4.13 (Employee Benefits), Section 4.17 (Taxes), Section 4.23 (Brokers’ Fees), Section 5.1 (Organization and Qualification), Section 5.2 (Corporate Authorization), Section 5.3 (Binding Effect) and Section 5.10 (Brokers’ Fees) (collectively, the “Fundamental Representations”) shall survive the Closing and will continue in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days (all of the foregoing the “Fundamental Survival Date;” the General Survival Date or the Fundamental Survival Date, as applicable, each a “Survival Date”). The covenants and agreements of a party that are required to be performed by such Person prior to the Closing shall not survive the Closing. The covenants and agreements of a party that are required to be performed by such Person after the Closing shall survive the Closing in accordance with their respective terms.
(b)    No Indemnified Person shall be entitled to make any claim in respect of any representation or warranty after the expiration of its applicable Survival Date, except that any bona fide claim initiated by an Indemnified Person prior to the expiration of the applicable Survival Date in accordance with the provisions hereof shall survive until it is settled or resolved pursuant to this Agreement to the extent that an Indemnified Person provides written notice of such breach or inaccuracy (which notice shall describe the applicable breach or inaccuracy in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the applicable Indemnified Person in connection therewith) to the party to provide indemnity prior to the applicable Survival Date.
(c)    The parties specifically and unambiguously intend that the survival periods that are set forth in this Section 8.1 for the representations and warranties contained herein shall replace any statute of limitations for such representations or warranties that would otherwise be applicable.
Section 8.2.    Indemnification by the Shareholders. Subject to the terms of this Article 8, from and after the Closing, each of Huynh and the Huynh Trust (jointly and severally as between Huynh and the Huynh Trust) and Duong (severally and not jointly as between Duong on one hand and Huynh and the Huynh Trust on the other) shall indemnify Buyer and its Affiliates and their respective officers, directors, shareholders, members, employees, successors and permitted assigns (collectively, the “Buyer Indemnified Persons”) and hold them harmless from and against any and all Losses incurred or suffered by a Buyer Indemnified Person resulting from or arising out of:

(a)    any breach or inaccuracy of any representation or warranty made by such Shareholder in this Agreement or in any certificate delivered by such Shareholder at the Closing pursuant hereto;
(b)    any breach of any covenant or agreement of such Shareholder contained in this Agreement;
(c)    any breach or inaccuracy of any representation or warranty made by the Company in this Agreement or in any certificate delivered by the Company at the Closing pursuant hereto;
(d)    any breach of any covenant or agreement (if to be performed prior to the Closing) of the Company contained in this Agreement;
(e)    any Loss attributable to (i) any Pre-Closing Tax Period Taxes (or nonpayment thereof), (ii) any Pre-Closing Straddle Period Taxes (or nonpayment thereof), (iii) any Tax described in Section 6.12(c) hereof, (iv) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any subsidiary was a member prior to the Closing Date, and (v) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contractor or pursuant to any law, which Taxes relate to an event or transaction occurring prior to Closing, in the case of each of the foregoing, only to the extent not reserved or accrued on the Company’s Financial Statements;
(f)    any Funded Indebtedness existing at Closing (except to the extent discharged in full at the Closing);
(g)    any Company Transaction Expenses existing at Closing (except to the extent discharged in the full at the Closing); and
(h)    the items specifically set forth on Section 8.2(h) of the Disclosure Schedule.
Section 8.3.    Indemnification by Buyer. Subject to the terms of this Article 8, from and after the Closing, Buyer shall indemnify the Shareholders and their successors and permitted assigns (collectively, the “Shareholder Indemnified Persons”) and hold them harmless from and against any and all Losses incurred or suffered by a Shareholder Indemnified Person resulting from or arising out of:
(a)    any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer at the Closing pursuant hereto; and
(b)    any breach of any covenant or agreement of Buyer or (if to be performed following the Closing) the Company contained in this Agreement.
Section 8.4.    Limitations on Indemnification.
(a)    The Shareholders shall have no liability pursuant to Section 8.2(a) or (c) with respect to Losses except to the extent that the aggregate amount of such Losses exceeds an amount equal to $200,000 (the “Basket”), in which event the Shareholders shall be required to pay or be liable for all such Losses from the first dollar; provided, however, that this Section 8.4(a) shall not apply to breach or inaccuracy of any Fundamental Representation.
(b)    Huynh and the Huynh Trust together shall not have any liability pursuant to Section 8.2(a) or (c) in an aggregate amount greater than $500,000, and Duong shall not have any liability pursuant to Section 8.2(a) or (c) in an aggregate amount greater than $500,000, and thereafter the Buyer Indemnified Persons’ only recourse in respect of any excess liability shall be with respect to the R&W Insurance Policy; provided, however, that this Section 8.4(b) shall not apply to breach or inaccuracy of any Fundamental Representation.
(c)    Buyer shall have no liability pursuant to Section 8.3(a) with respect to Losses except to the extent that the aggregate amount of such Losses exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar; provided, however, that this Section 8.4(c) shall not apply to breach or inaccuracy of any Fundamental Representation.
(d)    Buyer shall have no liability pursuant to Section 8.3(a) in an aggregate amount greater than $1,000,000; provided, however, that this Section 8.4(d) shall not apply to breach or inaccuracy of any Fundamental Representation.
(e)    No Shareholder shall have liability pursuant to Section 8.2 in an aggregate amount greater than the portion of the Purchase Price such Shareholder actually receives.
(f)    No Shareholder shall have any liability pursuant to Section 8.2(c) through (h) with respect to a Loss for more than such Shareholder’s Pro Rata Share of such Loss.
(g)    No Shareholder shall have any liability pursuant to Section 8.2 with respect to a Loss arising from any breach of a warranty, representation, covenant or obligation of or relating to another Shareholder.
(h)    For purposes of this Article 8, any inaccuracy in or breach of any representation or warranty other than any Fundamental Representation shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(i)    No Shareholder shall have any liability pursuant to Section 8.2 with respect to a Loss to the extent the amount of such Loss has been included in the calculation of the Net Adjustment Amount (as finally determined and paid in accordance with Article 2).
(j)    For the avoidance of doubt, no portion of the Escrow Amount shall serve as security for any obligations of the Shareholders under this Article 8, and in no event may Buyer make a claim against all or any portion of the Escrow Amount for or in connection with any claim or obligation under this Article 8.

Section 8.5.    Other Limitations.
(a)    For all purposes of this Article 8, “Losses” shall be net of any amounts actually received by an Indemnified Person under any insurance policy (other than the R&W Insurance Policy) or Contract in connection with the facts giving rise to the right of indemnification hereunder, and each Indemnified Person shall use its reasonable commercial efforts to recover all amounts payable from an insurer or other third party under any such insurance policy or Contract prior to seeking indemnification hereunder; provided, however, that the amount deemed to be paid under such insurance policies shall be net of the deductible for such policies.
(b)    In calculating any Loss, there shall be deducted any Tax benefit, credit or refund to which the applicable Indemnified Person actually realizes or receives as a result of such Loss in the year of the Loss or the subsequent year.
(c)    If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by an Indemnifying Person to an Indemnified Person of any amount otherwise required to be paid as indemnification pursuant hereto, the Indemnified Person shall repay, promptly after such determination, any amount that the Indemnifying Person would not have had to pay pursuant hereto had such determination been made at the time of such payment.
(d)    Notwithstanding the fact that any Indemnified Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Person shall be entitled to recover the amount of any Loss suffered by such Indemnified Person more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.
(e)    No Indemnifying Person shall be liable for any consequential, indirect, incidental, special, unforeseen, exemplary or punitive damages, including diminution of value, loss of business reputation or opportunity or any damages based on any type of multiple, except in the case of fraud, criminal activity or willful misconduct, or to the extent actually awarded to a Governmental Authority or other third party.
(f)    Notwithstanding the foregoing, the limitations on indemnification set forth in Section 8.4 and Section 8.5 shall not apply to Losses based upon, arising out of, with respect to or by reason of any claim arising from fraud, criminal activity or willful misconduct on the part of a party hereto.
Section 8.6.    Third-Party Claim Indemnification Procedures.
(a)    In the event that any written claim or demand for which a party (in such capacity, an “Indemnifying Person”) may have liability to any Indemnified Person hereunder, other than those relating to Taxes (which are the subject of Section 6.11), is asserted against or sought to be collected from any Indemnified Person by a third party (a “Third-Party Claim”), such Indemnified Person shall promptly, but in no event more than ten (10) days following such Indemnified Person’s receipt of a Third-Party Claim, notify the Indemnifying Person of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto, a reasonably detailed explanation of the events giving rise to such Third-Party Claim and any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall not relieve the Indemnifying Person of its obligations hereunder, except to the extent that the Indemnifying Person shall have been actually and materially prejudiced by such failure or as provided in Section 8.1. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, promptly following the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.
(b)    In the event that the Indemnifying Person notifies the Indemnified Person that it elects to defend the Indemnified Person against a Third-Party Claim, the Indemnifying Person shall have the right to defend the Indemnified Person by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Person has made such election, the Indemnified Person shall have the right to participate in (but not control) any such defense and to employ separate counsel of its choosing at such Indemnified Person’s expense. The Indemnifying Person shall not, without the prior written consent of the Indemnified Person, settle, compromise or offer to settle or compromise any Third-Party Claim if the terms of such settlement would result in: (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Person or (ii) a finding or admission of a violation of Law by the Indemnified Person that would have an adverse effect on the Indemnified Person. Whether or not the Indemnifying Person assumes the defense of a Third-Party Claim, the Indemnified Person shall not admit any liability with respect to, settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person’s prior written consent. If the Indemnifying Person assumes the defense of a Third-Party Claim and is in good faith contesting such Third-Party Claim, the Indemnified Person shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Person may reasonably recommend and that by its terms (A) obligates the Indemnifying Person to pay the full amount of Losses in connection with such Third-Party Claim (other than with respect to any Losses (or portion thereof) that are not required to be paid as a result of such Losses being (or portion thereof) within the Basket or in excess of the applicable limitation set forth in Section 8.4) and (B) releases the Indemnified Person in connection with such Third-Party Claim.
(c)    The Indemnified Person and the Indemnifying Person shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, and employees. Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of books and records and information that are reasonably relevant to such Third-Party Claim, and making employees and Representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Indemnified Person and the Indemnifying Person shall use reasonable commercial efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 8.7.    Direct Claim Indemnification Procedures. Each Indemnified Person shall assert any claim on account of any Losses which do not result from a Third-Party Claim (a “Direct Claim”) by giving the Indemnifying Person written notice thereof reasonably promptly (and, in any event, no later than thirty (30) days following the Indemnified Person’s discovery of the applicable Losses reasonably likely to give rise to a claim under this Article 8). Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Person; provided, however, that the failure to timely give such notice shall not affect the rights of an Indemnified Person hereunder except: (a) to the extent such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Person with respect to such Direct Claim or on the Indemnifying Person’s ability to mitigate such Direct Claim, (b) to the extent the indemnification obligations are materially increased as a result of such failure, or (c) as provided in Section 8.1.
Section 8.8.    Investigation by Indemnifying Parties. In connection with any claim pursuant to this Article 8:
(a)    The Indemnified Persons shall allow the Indemnifying Person and its financial, accounting or legal advisers to investigate the fact, matter or circumstance alleged to (or which may) give rise to such claim and whether and to what extent any amount is or may be payable in respect of such claim.
(b)    The Indemnified Persons shall provide such information and assistance as the Indemnifying Person or its financial, accounting or legal advisers shall reasonably request, including:
(i)    access to premises and personnel (including any employee with knowledge relating to the relevant facts, matters or circumstances or who can otherwise reasonably assist the Indemnifying Person); and
(ii)    the right to examine and copy or photograph any relevant assets, accounts, correspondence, documents and records.
Section 8.9.    [Reserved]
Section 8.10.    Characterization of Indemnification Payments. All payments made (or deemed to be made, in accordance with this Agreement) by any Indemnifying Person to an Indemnified Person with respect to any claim pursuant to Section 8.2 or Section 8.3 shall be treated, to the fullest extent possible under applicable Law, as adjustments to the Purchase Price for Tax purposes.
Section 8.11.    Exclusive Remedy. Notwithstanding anything to the contrary herein, except as provided in Section 2.3 (Post-Closing Determination), Section 2.5 (Participation Payments), and Section 6.6 (Non-Competition), from and after the Closing the rights and remedies of Buyer, the Company and the Shareholders, and any Buyer Indemnified Person and any Shareholder Indemnified Person (each Buyer Indemnified Person and Shareholder Indemnified Person is referred to herein as an “Indemnified Person”), under this Article 8 are exclusive and in lieu of any and all other rights and remedies which Buyer, the Company or the Shareholders, or any Indemnified Person, may have under this Agreement or any Transaction Document or otherwise against each other with respect to this Agreement or any Transaction Document and with respect to the transactions contemplated hereby or thereby, and each party expressly waives and releases and agrees to waive and release any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law (regardless of the theory of recourse) with respect to the preceding matters. Nothing in this Section shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal, or willful misconduct.
ARTICLE 9
TERMINATION
Section 9.1.    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by written agreement of Buyer and the Shareholders;
(b)    by Buyer or the Shareholders if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or any Governmental Authority shall have issued an order enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable;
(c)    by Buyer or the Shareholders, by giving written notice of such termination to the other parties, on or after March 31, 2016 (the “Outside Date”), if the Closing shall not have occurred, prior to the Outside Date; provided, however, that no party may terminate this Agreement pursuant to this Section 9.1(c) at any time during which such party is in material breach of its covenants in this Agreement; and provided, further, that the Outside Date shall be extended for an additional six months if any Company Regulatory Approval remains pending and unresolved;
(d)    by Buyer, if there has been a material violation or breach by the Company or any Shareholder of any representation or warranty (or any such representation or warranty shall have become untrue in any material respect after the date of this Agreement) or of any covenant or agreement contained in this Agreement (or in the case of any representation, warranty, covenant or agreement qualified by materiality or Material Adverse Effect, any violation or breach thereof) which, in either case, would prevent the satisfaction of or result in the failure of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or, in the case of a breach of any covenant or agreement under this Agreement that is curable, has not been cured prior to the earlier to occur of: (i) thirty (30) days after receipt by the Company or the Shareholder, as applicable, of written notice of such breach from Buyer and (ii) the Outside Date; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 9.1(d) at any time during which Buyer is in material breach of this Agreement; or
(e)    by the Shareholders, if there has been a material violation or breach by Buyer of any representation or warranty (or any such representation or warranty shall have become untrue in any material respect after the date of this Agreement) or covenant or agreement contained in this Agreement (or in the case of any representation, warranty, covenant or agreement qualified by materiality or Material Adverse Effect, any violation or breach thereof) which would, in either case, prevent the satisfaction of or result in the failure of any condition to the obligations of the Shareholders at the Closing and such violation or breach has not been waived by the Shareholder Representative or, with respect to a breach of any covenant or agreement under this Agreement that is curable, has not been cured by Buyer prior to the earlier to occur of: (i) thirty (30) days after receipt by Buyer of written notice of such breach from the Company or (ii) the Outside Date; provided, however, that the Shareholders may not terminate this Agreement pursuant to this Section 9.1(e) at any time during which the Company or a Shareholder is in material breach of this Agreement.
Section 9.2.    Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no party shall have any liability to the other party or their respective Affiliates, or their respective directors, officers, shareholders partners, members, attorneys, accountants, agents, representatives or employees or their heirs, successors and permitted assigns, except for the obligations of the parties contained in Section 6.4 (Public Disclosure; Confidentiality), this Section 9.2 and Article 10 (Miscellaneous) (and any related definitional provisions set forth herein), and except that nothing in this Section 9.2 shall relieve either party from liability for any willful breach of this Agreement that arose prior to such termination.
ARTICLE 10
MISCELLANEOUS
Section 10.1.    Shareholder Representative.
(a)    For purposes of this Agreement, the Shareholders hereby designate Duong to serve as the sole and exclusive representative of the Shareholders (the “Shareholder Representative”) with respect to those provisions of this Agreement that contemplate action by the Shareholder Representative and with respect to the Escrow Agreement; provided, however, that if Duong at any time is unable, due to incapacity or otherwise, to serve as Shareholder Representative or resigns as Shareholder Representative, then Huynh shall serve as successor Shareholder Representative. Each successor Shareholder Representative, if required to serve, shall sign an acknowledgment in writing agreeing to perform and be bound by all of the provisions of this Agreement applicable to the Shareholder Representative. Each successor Shareholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholder Representative, and the term “Shareholder Representative” as used herein shall be deemed to include any successor Shareholder Representative.
(b)    The Shareholder Representative is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of the other Shareholders with respect to the performance of his or her duties as the Shareholder Representative. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Shareholder, by operation of Law, whether by such Shareholder’s death, disability, protective supervision or any other event. The Shareholder Representative shall promptly deliver to each Shareholder any notice received by the Shareholder Representative concerning this Agreement. Without limiting the generality of the foregoing, the Shareholder Representative has full power and authority, on behalf of each Shareholder and such Shareholder’s successors and assigns, to: (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Shareholders in connection herewith, including the Escrow Agreement, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement, (iii) receive service of process in connection with any claims under this Agreement or the Escrow Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) authorize delivery to Buyer of the Escrow Amount or any portion thereof in satisfaction of payment to Buyer of the Net Adjustment Amount or portion thereof, (vii) object to such deliveries, (viii) distribute the Escrow Amount and any earnings and proceeds thereon, and (ix) take all actions necessary or appropriate in the judgment of the Shareholder Representative on behalf of the Shareholders in connection with this Agreement and the Escrow Agreement.
(c)    Service by the Shareholder Representative shall be without compensation except for the reimbursement by the Shareholders of out-of-pocket expenses and indemnification specifically provided herein.
(d)    The Shareholder Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Shareholder shall otherwise exist against the Shareholder Representative. The Shareholder Representative shall not be liable to any Shareholder relating to the performance of the Shareholder Representative’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholder Representative constituted actual fraud or were taken or not taken in bad faith. The Shareholder Representative shall be indemnified and held harmless by the Shareholders against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Shareholder Representative is made a party by reason of the fact that the Shareholder Representative was acting as the Shareholder Representative pursuant to this Agreement; provided, however, that the Shareholder Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholder Representative constituted actual fraud or were taken or not taken in bad faith. The Shareholder Representative shall be protected in acting upon any notice, statement or certificate believed by the Shareholder Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter.
(e)    Buyer shall be entitled to rely upon any actions taken by the Shareholder Representative as the duly authorized action of the Shareholder Representative on behalf of each Shareholder with respect to any matters set forth in this Agreement or the Escrow Agreement.
Section 10.2.    Notices. All notices, consents, waivers, agreements or other communications hereunder shall be deemed effective or to have been duly given and made (and shall be deemed to have been duly given or made upon receipt) only if in writing and if (a) served by personal delivery upon the party for whom it is intended, (b) delivered by overnight air courier or (c) sent by facsimile transmission or email, with confirmation of transmission, in each case, to such party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:
To (after the Closing) Buyer or the Company:
DSW Inc.
810 DSW Drive
Columbus, OH 43219
Attention: William Jordan
Email: BillJordan@dswinc.com
Facsimile No.: (614) 872-1475
With a copy (which shall not constitute notice) to:
Porter Wright Morris & Arthur, LLP
41 South High Street
Columbus, OH 43215
Attention: Robert Tannous
Email: rtannous@porterwright.com
Facsimile No.: 614-227-2100
To (prior to the Closing) the Company:
Ebuys, Inc.
8960 Carroll Way Suite 100,
San Diego, CA 92121
Attention: David Duong
Email: david@shoemetro.com
Facsimile No.: 866-730-5117
With a copy (which shall not constitute notice) to:
Sheppard, Mullin, Richter & Hampton LLP
333 South Hope St., 43rd Floor
Los Angeles CA, 90071
Attention: Lawrence M. Braun, Esq.
Email: lbraun@sheppardmullin.com
Facsimile No.: (213) 443-2814
To the Shareholders:
David Duong
11432 Aspendell Dr.
San Diego, CA 92131
Email: daved619@gmail.com

Willard Huynh
415 Church Street
Nashville, TN 37219
Email: willwin619@gmail.com
With a copy (which shall not constitute notice) to:
Sheppard, Mullin, Richter & Hampton LLP
333 South Hope St., 43rd Floor
Los Angeles CA, 90071
Attention: Lawrence M. Braun, Esq.
Email: lbraun@sheppardmullin.com
Facsimile No.: (213) 443-2814
Section 10.3.    Entire Agreement. This Agreement (including all Schedules, Exhibits and Appendices hereto), the Confidentiality Agreement and the Transaction Documents contain the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral or written, with respect to such matters.
Section 10.4.     Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer, the Company and the Shareholder Representative, or in the case of a waiver, by the party against whom such waiver is intended to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 10.5.    No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. Notwithstanding the foregoing, no party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties and any purported assignment in violation of the foregoing shall be null and void ab initio. Except as expressly set forth herein in Section 6.7 or Article 8, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, the Company and the Shareholders, and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies under or by reason of this Agreement.
Section 10.6.    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing or anything to the contrary herein, (a) all filing fees and similar expenses to be paid in connection with the HSR Act shall be paid by Buyer, and (b) Buyer shall pay fifty percent (50%) of all fees and expenses relating to the Escrow Agent, and the Shareholder Representative shall be responsible for the other fifty percent (50%) of such fees and expenses.

Section 10.7.    Disclosure Schedule.
(a)    The “Disclosure Schedule” means that certain document (as may be modified from time to time in accordance with the terms hereof) identified as the Disclosure Schedule, dated as of the date hereof, delivered by the Company and the Shareholders to Buyer in connection with this Agreement. Each Section in the Disclosure Schedule shall be deemed to qualify the corresponding Section of this Agreement and shall be deemed to be disclosed with respect to any other Section of the Disclosure Schedule to which the application of such disclosure is reasonably apparent.
(b)    Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.
(c)    Each Section of the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of any party, except as and to the extent provided in this Agreement. Certain matters set forth in the Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this Agreement to be set forth herein. All attachments to the Disclosure Schedule are incorporated by reference into the Section of the Disclosure Schedule in which they are referenced.
(d)     The Company and the Shareholders shall, from time to time prior to or at the Closing, by notice to Buyer, supplement, amend or create any Section of the Disclosure Schedule, in order to add information or correct previously supplied information which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. No such supplement, amendment or addition shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects. It is specifically agreed that the Disclosure Schedule may be supplemented, amended and/or added to, to add immaterial, as well as material, items thereto. No such supplement, amendment or addition shall be deemed to cure any breach for purposes of Section 7.2(a). If, however, the Closing occurs, any such supplement, amendment or addition, to the extent it discloses facts, circumstances, matters, events, or issues that together with all such other supplements, amendments or additions give rise to Buyer’s right to terminate this Agreement, shall be effective to cure and correct for all other purposes any breach of, or inaccuracy in, any representation, warranty, or covenant which would have existed if such supplement, amendment or addition had not been made, and all references to any part of the Disclosure Schedule which is supplemented or amended shall for all purposes after the Closing be deemed to be a reference to the Disclosure Schedule as so supplemented or amended. In such case, Buyer shall be deemed to have waived any and all rights, remedies or other recourse to which Buyer might otherwise be entitled in respect of such breach or inaccuracy. If, however, the Closing occurs, any such supplement, amendment or addition to the Disclosure Schedule that does not in the aggregate with all such other supplements, amendments or additions give rise to Buyer’s right to terminate this Agreement shall not be deemed to have cured any inaccuracy in or breach of any representation, warranty, or covenant for purposes of the indemnification rights contained in this Agreement, and Buyer shall be entitled to indemnification for any Losses resulting therefrom in accordance with Article 8.
Section 10.8.    Governing Law; Arbitration; Submission to Jurisdiction.
(a)    This Agreement and all Actions arising out of or relating to this Agreement (“Agreement Proceedings”) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of such state.
(b)    Except for injunctive or other equitable relief or as otherwise provided in this Agreement, any Agreement Proceedings shall be resolved by arbitration in Los Angeles County, California, all Agreement Proceedings shall be settled by binding arbitration, before three (3) arbitrators independent of the parties and selected in accordance with, and the arbitration shall be administered by JAMS pursuant to, JAMS' Comprehensive Arbitration Rules and Procedures excluding its optional Arbitration Appeal procedures; provided, however, that if the amount involved in the dispute is less than $5,000,000, there shall be only be (1) arbitrator; and provided further that any arbitrator designated pursuant to this Section 10.8(b) shall be a lawyer experienced in commercial and business affairs.
(c)    All arbitration proceedings will be closed to the public and confidential, and all records relating thereto will be permanently sealed, except as necessary to obtain court confirmation of the judgment of the arbitrator, and except as necessary to give effect to res judicata and collateral estoppel, in which case, all filings with any court shall be sealed to the extent permissible by the court. Nothing in this Section 10.8(c) is intended to, or shall, preclude a party to the arbitration from communicating with, or making disclosures to his or its lawyers, tax advisors, auditors and insurers, as necessary and appropriate or from making such other disclosures as may be required by any applicable law.
(d)    To the maximum extent permitted by Law, the decision of the arbitrator shall be final and binding and not be subject to appeal. If a party against whom the arbitrator renders an award fails to abide by such award, the other party may seek to enforce such award in any court of competent jurisdiction.
(e)    Except as otherwise provided herein, the successful or prevailing party in any Agreement Proceeding shall be entitled to recover reasonable attorneys' fees and other costs incurred in that Agreement Proceeding.

(f)    Except as otherwise provided in this Agreement, each party hereby: (i) irrevocably and unconditionally submits to the jurisdiction of the applicable state or federal courts sitting in Los Angeles County, California, for purposes of all Agreement Proceedings, (ii) agrees not to commence any proceeding except in such courts and (iii) irrevocably waives, to the fullest extent permitted by Law, any objection which such party may now or hereafter have to the laying of the venue of any such court or that such proceeding has been brought in an inconvenient forum.
Section 10.9.    Interpretation.
(a)    The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
(b)    Unless the express context otherwise requires: (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural; (iii) references herein to a specific Article, Section, Subsection or Schedule shall refer, respectively, to Articles, Sections, Subsections or Schedules of this Agreement; (iv) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (v) the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like; (vi) each reference to any Contract shall be to such Contract as amended, supplemented, waived or otherwise modified from time to time; (vii) each reference to a Law, statute, regulation or other government rule is to it as amended from time to time and, as applicable, is to corresponding provisions of successor Laws, statutes, regulations or other government rules; and (viii) each reference to a “party” means a party to this Agreement unless otherwise required by context.
(c)    Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.
(d)    With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.
(e)    The terms “made available” and “provided to” when used in reference to the Company having made or making items or information available to, or to having provided information to, Buyer or any of its Representatives, means that such items or information were made available by the Company or its Representatives via: (i) the posting of such items or information to the electronic data site maintained by Intralinks under the data rooms entitled “Project Hermes” including the secured folders located therein (“Data Room”), (ii) the provision of access to hard copies of such items or information, or (iii) the provision of such items or information in electronic format (including by fax, e-mail or by other electronic means).
Section 10.10.    Counterparts. This Agreement may be executed in one or more counterparts, each of which, including those received via facsimile transmission or email (including in PDF format), shall be deemed an original, and all of which shall constitute one and the same Agreement.
Section 10.11.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 10.12.    Time of Essence. Time is of the essence for each and every provision of this Agreement.
Section 10.13.    No Rescission. After the Closing, no party shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any party’s representations and warranties herein to have been true or any failure by any party to perform its obligations hereunder.
Section 10.14.    Legal Representation. Sheppard, Mullin, Richter & Hampton LLP (“SMRH”) has acted as counsel for the Shareholders and the Company in connection with this Agreement (the “Acquisition Engagement”). SMRH has also represented, on or prior to the Closing, the Company in respect of other matters (“Company Engagements”).
(a)    Acquisition Engagement. Only the Shareholders and the Company shall be considered clients of SMRH in the Acquisition Engagement. All communications between Shareholders or the Company and SMRH in the course of the Acquisition Engagement shall be deemed to be attorney-client confidences that belong solely to the Shareholders and not the Company. Accordingly, Buyer shall not have access to any such communications, or to the files of SMRH relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing: (i) the Shareholders and SMRH shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and neither the Company nor Buyer shall be a holder thereof, (ii) to the extent that files of SMRH in respect of the Acquisition Engagement constitute property of the client, only the Shareholders shall hold such property rights, and (iii) SMRH shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or Buyer by reason of any attorney-client relationship between SMRH and the Company or otherwise.
(b)    Company Engagements. The parties acknowledge the community of interest between the Company and the Shareholders in view of the fact that the Shareholders hold all the equity of the Company. Accordingly, Buyer agrees that the principles that apply to the Acquisition Engagement regarding client confidences, attorney-client communications, attorney-client privilege, client files and disclosures shall also apply to Company Engagements. Thus, notwithstanding that the Company is or was a client in the Company Engagements, from and after the Closing: (i) all communications between the Shareholders or the Company and SMRH in the course of all Company Engagements shall be deemed to be attorney-client confidences that belong solely to the Shareholders and not the Company, (ii) Buyer shall not have access to any such communications, or to the files of SMRH relating to any Company Engagement, (iii) the Shareholders and SMRH shall be the sole holders of the attorney-client privilege with respect to each Company Engagement, and neither the Company nor Buyer shall be a holder thereof, (iv) to the extent that files of SMRH in respect of any Company Engagement constitute property of the client, only the Shareholders shall hold such property rights, and (v) SMRH shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or Buyer by reason of any attorney-client relationship between SMRH and the Company or otherwise.
(c)    Post-Closing Representation of the Shareholders Including Matters Relating to the Acquisition. If the Shareholders so desire, and without the need for any consent or waiver by the Company or Buyer, SMRH shall be permitted to represent the Shareholders after the Closing in connection with any matter, including without limitation anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, SMRH shall be permitted to represent the Shareholders, any of their agents and affiliates, or any one or more of them, in connection with any matter whatsoever, including, without limitation, any negotiation, transaction or dispute (“dispute” includes litigation, arbitration, mediation, negotiation or other adversary proceeding) with Buyer, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter (such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement), whether or not such matter is related to the Acquisition Engagement or any Company Engagement.
(d)    Cessation of Attorney-Client Relationship With the Company. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with SMRH, including with respect to any Company Engagements, unless after the Closing SMRH is subsequently engaged in writing by the Company to represent the Company and either such engagement involves no conflict of interest with respect to the Shareholders or the Shareholders consent in writing to such engagement. Any such representation of the Company by SMRH after Closing shall not affect the provisions of this Section 10.14. For example, and not by way of limitation, even if SMRH is representing the Company after the Closing, SMRH shall be permitted simultaneously to represent the Shareholders in any matter, including, without limitation, any disagreement or dispute relating to this Agreement. Furthermore, SMRH shall be permitted to withdraw from any Company Engagement in order to be able to represent or continue so representing the Shareholders even if such withdrawal causes the Company or Buyer additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice.
(e)    Consent and Waiver of Conflicts of Interest. The Shareholders, the Company and Buyer consent to the arrangements in this Section and waive any actual or potential conflict of interest that may be involved in connection with any representation by SMRH permitted hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed or caused this Stock Purchase Agreement to be executed as of the date first written above.
“BUYER”

DSW Shoe Warehouse, Inc.

By: /s/ Mary Meixelsperger
Name:     Mary Meixelsperger
Title:    SVP & CFO

“COMPANY”

Ebuys, Inc.

By: /s/ David Duong
Name:David Duong
Title: CEO

“SHAREHOLDERS”

/s/ David Duong

DAVID TAM DUONG

/s/ Willard Huynh

WILLARD BA HUYNH, IN HIS
INDIVIDUAL CAPACITY AND AS
TRUSTEE OF THE ALL A JOY TRUST
DATED OCTOBER 9, 2015

“SHAREHOLDER REPRESENTATIVE”

/s/ David Duong

DAVID TAM DUONG

[Signature Page to Stock Purchase Agreement]

APPENDIX A
DEFINITIONS
In this Appendix, and in the Agreement and the other Appendices and Schedules thereto, unless the context otherwise requires, the following terms shall have the meanings assigned below (unless otherwise specified, section references in this Appendix are to Sections of this Agreement):
“2013 Financial Statements” is defined in Section 4.7(a).
“2014 Financial Statements” is defined in Section 4.7(a).
“2015 GAAP” is defined in the Appendix B attached hereto.
“338(h)(10) Election” is defined in Section 6.12(a).
“Accounting Expert” is defined in Section 2.6.
“Accounting Principles” is defined in Section 2.1(a).
“Acquisition Engagement” is defined in Section 10.14.
“Actions” is defined in Section 3.5.
“Adjusted EBITDA” is defined in Section 2.1(a).
“Affiliate” means, with respect to any subject Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such subject Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Agreement” is defined in the preamble of this Agreement.
“Agreement Proceedings” is defined in Section 10.8(a).
“Allocation Schedule” is defined in Section 6.12(b).
“Antitrust Division” is defined in Section 6.2(b).
“Base Purchase Price” is defined in Section 1.2.
“Basket” is defined in Section 8.4(a).
“Benefit Plans” is defined in Section 4.13(a).

“Business” is defined in Section 6.6(a).
“Business Day” means a day other than any day on which banks are authorized or obligated by Law or executive order to close in Los Angeles, California.
“Buyer” is defined in the preamble of this Agreement.
“Buyer Indemnified Persons” is defined in Section 8.2.
“Buyer Plans” is defined in Section 6.10(a).
“Buyer Regulatory Approvals” is defined in Section 5.4(a).
“Buyer Third Party Consents” is defined in Section 5.4(b).
“Calculation Periods” is defined in Section 2.1(c).
“Cash on Hand” is defined in Section 2.1(d).
“Claim Notice” is defined in Section 8.6(a).
“Clearing Account” is defined in the Appendix B attached hereto.
“Closing” is defined in Section 1.3.
“Closing Cash on Hand” is defined in Section 2.1(e).
“Closing Company Transaction Expenses” is defined in Section 2.1(f).
“Closing Date” is defined in Section 1.3.
“Closing Funded Indebtedness” is defined in Section 2.1(g).
“Closing Statement” is defined in Section 2.3(a).
“Closing Working Capital” is defined in Section 2.1(h).
“Code” means the Internal Revenue Code of 1986.
“Company” is defined in the preamble of this Agreement.
“Company Board” is defined in Section 2.5(e)(xiv).
“Company Designee” is defined in Section 6.1.
“Company Engagements” is defined in Section 10.14.
“Company Intellectual Property Rights” is defined in Section 4.12(a).

“Company’s Knowledge” or any variant thereof means the actual knowledge of any of the following individuals after reasonable due inquiry of Company employees and independent contractors: Duong, Huynh, Butch Dorian, Jason Stuempfig, and the highest ranking individual with working knowledge of the merchandise acquisition activity for the Company as a whole.
“Company Pre-Closing Tax Returns” is defined in Section 6.11(a).
“Company Regulatory Approvals” is defined in Section 4.4(a).
“Company Third Party Consents” is defined in Section 4.4(b).
“Company Transaction Expenses” is defined in Section 2.1(i).
“Confidential Information” is defined in Section 6.4(b).
“Confidentiality Agreement” is defined in Section 6.1.
“Contracts” means all written agreements, contracts, leases and subleases, purchase orders, arrangements, letters of credit, guarantees and binding commitments.
“Covered Persons” is defined in Section 6.9(a).
“Data Room” is defined in Section 10.9(e).
“Direct Claim” is defined in Section 8.7.
“Disclosure Schedule” is defined in Section 10.7(a).
“Dollars” or “$” means the lawful currency of the United States of America.
“Duong” is defined in the preamble of this Agreement.
“Duong Employment Agreement” is defined in Section 7.1(d).
“Effective Time” is defined in Section 1.3.
“Employees” means: (a) each person who as of immediately prior to the Closing is an active employee of the Company, including employees on vacation or on a regularly scheduled day off from work (including for jury service or military service duty); and (b) each employee of the Company who is on short-term disability, long-term disability or leave of absence as of immediately prior to the Closing.
“Employment Agreement” is defined in Section 4.14(b).
“Enterprise Value Percentage” is defined in Section 2.1(j).
“Environmental Laws” is defined in Section 4.21(a).

“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” is defined in Section 4.13(a).
“Escrow Agent” is defined in Section 1.6(d).
“Escrow Agreement” is defined in Section 1.5(a)
“Escrow Amount” is defined in Section 1.6(e).
“Estimated Adjustment Statement” is defined in Section 2.2(a).
“Estimated Closing Cash on Hand” is defined in Section 2.2(a)(iii).
“Estimated Closing Company Transaction Expenses” is defined in Section 2.2(a)(i).
“Estimated Closing Funded Indebtedness” is defined in Section 2.2(a)(ii).
“Estimated Closing Working Capital” is defined in Section 2.2(a)(iv).
“Financial Statements” is defined in Section 4.7(a).
“FIRPTA Certificate” means an affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued under Code Section 1445 stating that each Shareholder is not a “foreign person” as defined in Code Section 1445.

“FTC” is defined in Section 6.2(b).
“Fundamental Representations” is defined in Section 8.1(a).
“Fundamental Survival Date” is defined in Section 8.1(a).
“Funded Indebtedness” is defined in Section 2.1(k).
“GAAP” means United States generally accepted accounting principles.
“2015 GAAP” is defined in Appendix B.
“General Survival Date” is defined in Section 8.1(a).
“Governmental Authority” means any United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, including without limitation the Securities Exchange Commission, and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Governmental Authorizations” means all licenses, permits, certificates, grants, franchises, waivers, consents and other similar authorizations or approvals issued by or obtained from a Governmental Authority or any securities exchange.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Huynh” is defined in the preamble of this Agreement.
“Huynh Trust” is defined in the preamble of this Agreement.
“Indemnified Person” is defined in Section 8.11.
“Indemnifying Person” is defined in Section 8.6(a).
“Insurance Policies” is defined in Section 4.18.
“Intellectual Property Rights” is defined in Section 4.12(a).
“IRS” means the U.S. Internal Revenue Service.
“Law” means any constitution, law, statute, ordinance, rule, regulation, regulatory requirement, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Authority or securities exchange.
“Leased Real Property” is defined in Section 4.16(b).
“Leases” is defined in Section 4.16(b).
“Lien” means any charge, mortgage, pledge, security interest, lien or encumbrance, other than those that customarily arise under securities Laws in private transactions.
“Losses” means any damages, losses, charges, liabilities, claims, demands, actions, suits, judgments, settlements, awards, interest, penalties, fees, costs and expenses (including documented, reasonable and out-of-pocket attorneys’ fees and disbursements), subject to Section 8.5.
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the financial condition or results of operations of the Company, taken as a whole, or the ability of the Company and the Shareholders to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, will be, would or could be, or could or would reasonably be expected to have or result in, a Material Adverse Effect: (a) any failure by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement, pendency or consummation of the transactions contemplated hereby (including with respect to any reduction in sales, any change in landlord or disruption in partner or similar relationships, or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (i) the industries in which the Company participates (including fluctuating conditions resulting from cyclicality or seasonality affecting the Company) or (ii) national, regional, local, international or global economies; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required or permitted by, this Agreement or any of the Transaction Documents; (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in any Laws, or the interpretation or enforcement thereof; (f) any adverse change, effect, event, occurrence, state of facts or development arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; or (g) the effect of any action taken by Buyer or any of its Affiliates with respect to the transactions contemplated hereby or with respect to the Company; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (c) or (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.
“Material Contracts” is defined in Section 4.15(a).
“Most Recent Balance Sheet Date” is defined in Section 4.7(a).
“Most Recent Financial Statements” is defined in Section 4.7(a).
“Net Adjustment Amount” is defined in Section 2.4(a).
“Net Estimated Adjustment Amount” is defined in Section 2.2(b).
“Neutral Accounting Firm” is defined in Section 2.6(b).
“Non-Competition Period” is defined in Section 6.6(a).
“Notice of Disagreement” is defined in Section 2.6(a).
“Organizational Documents” of a Person means its articles of incorporation, articles of organization, bylaws and/or other organizational documents, as applicable.
“Outside Date” is defined in Section 9.1(c).
“Participation Payment” is defined in Section 2.5(a).
“Participation Payment Calculation” is defined in Section 2.5(b).
“Participation Payment Calculation Statement” is defined in Section 2.5(b).
“Participation Payment Covenants” is defined in Section 2.6(d).

“Participation Payment Multiple” is defined in Section 2.1(l).
“Participation Payment Period” is defined in Section 2.1(m).
“Permitted Liens” means: (a) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company, (b) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate Actions for which adequate reserves have been established in accordance with GAAP, (c) liens incurred in the ordinary course of business that would not materially impair the value of the assets of the Company, (d) liens to lenders incurred in deposits made in the ordinary course in connection with maintaining bank accounts, (e) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, (f) liens created by this Agreement or any of the Transaction Documents, or in connection with the transactions contemplated hereby by Buyer and (g) except in the case of real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Authority, a trust or other entity or organization.
“Pre-Closing Tax Period” is defined in Section 6.11(a).
“Pre-Closing Straddle Period” is defined in Section 6.11(c).
“Pre-Closing Straddle Period Taxes” is defined in Section 6.11(c).
“Prior Period Returns” is defined in Section 6.11(e).
“Pro Rata Share” means 50% to Duong and 50% jointly and severally to Huynh and the Huynh Trust.
“Projections” is defined in Section 5.9(b).
“Purchase Price” is defined in Section 1.2.
“R&W Insurance Policy” means the insurance policy meeting the requirements of Schedule 6.14.
“Registered Intellectual Property Rights” is defined in Section 4.12(a).
“Regulatory Approvals” is defined in Section 5.4(a).

“Related Retail Goods” is defined in Section 6.6(a).
“Representative” or “Representatives” means, with respect to a particular Person, any director, member, limited or general partner, equityholder, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.
“Resolution Period” is defined in Section 2.6(b).
“Restricted Footwear Products” is defined in Section 2.5(e)(ix).
“Review Period” is defined in Section 2.6(a).
“Securities Act” is defined in Section 5.8(a).
“Shareholder Indemnified Persons” is defined in Section 8.3.
“Shareholder Representative” is defined in Section 10.1(a).
“Shareholders” is defined in the preamble of this Agreement.
“Shares” is defined in the recitals of this Agreement.
“SMRH” is defined in Section 10.14.
“Stuempfig” is defined in Section 2.1(i).
“Stuempfig Bonus Agreement” is defined in Section 2.1(i).
“Straddle Period” is defined in Section 6.11(c).
“Survival Date” is defined in Section 8.1(a).
“Target Working Capital” is defined in Section 2.1(n).
“Tax Adjustment” is defined in Section 6.12(d).
“Tax Adjustment Schedule” is defined in Section 6.12(d)(i).
“Tax Purchase Price” is defined in Section 6.12(b).
“Tax Returns” means any report, return, computation, declaration, claim, claim for refund, or information return or statement with respect to Taxes.
“Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, commercial or business activity, license, payroll, customs, duty, capital stock, windfall profits, value added, severance, property (whether real or personal, tangible or intangible), production, sales, use, duty, license, excise, franchise, transfer, registration, employment, withholding, estimated, or similar taxes, together with any interest, additions or penalties with respect thereto, and any interest with respect to such additions or penalties, all whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Third Party Consents” is defined in Section 5.4(b).
“Third-Party Claim” is defined in Section 8.6(a).
“Transaction Documents” means, with respect to a party, all agreements, certificates and other instruments to be delivered by such party at Closing pursuant to this Agreement.
“Working Capital” is defined in Section 2.1(o).
“Year-End Financial Statements” is defined in Section 4.7(a)

List of Omitted Schedules, Appendixes and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules, appendixes, and exhibits to this Stock Purchase Agreement, dated February 16, 2016, have not been provided herein:

APPENDIXES
Appendix B - Adjusted EBITDA
Appendix C - Sample Participation Payment Calculation

SCHEDULES
Schedule 2.1-A - Working Capital Adjustments
Schedule 2.1-B - Sample Working Capital Calculation

DISCLOSURE SCHEDULES
Schedule 3.3 - Shareholder Non-Contravention
Schedule 3.4 - Shares
Schedule 4.1 - Organization and Qualification
Schedule 4.4 - Company Regulatory Approvals and Third Party Consents
Schedule 4.5 - Company Non-Contravention
Schedule 4.6 - Capitalization
Schedule 4.7 - Financial Statements
Schedule 4.8 - No Undisclosed Liabilities
Schedule 4.9 - Absence of Certain Changes or Events
Schedule 4.10 - Properties
Schedule 4.11 - Bank Accounts
Schedule 4.12 - Intellectual Property
Schedule 4.13 - Employee Benefits
Schedule 4.14 - Employment Matters
Schedule 4.15 - Material Contracts
Schedule 4.16 - Real Property
Schedule 4.17 - Taxes
Schedule 4.18 - Insurance
Schedule 4.19 - Compliance with Law
Schedule 4.20 - Actions
Schedule 4.22 - Related Party Transactions
Schedule 4.25 - Inventory
Schedule 5.4 - Buyer Regulatory Approvals and Third Party Consents
Schedule 6.3 - Interim Operation of the Company
Schedule 6.12(b) - Asset Allocation Statement
Schedule 6.14 - R&W Insurance Policy
Schedule 7.2(e) - Consents Conditional to Closing
Schedule 8.2(h) - Indemnification

EXHIBITS
Exhibit A - Form of Escrow Agreement
Exhibit B - Form of Duong Employment Agreement

A copy of any omitted schedule, appendix or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.